PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 17, 1997)
U.S. $750,000,000

BLOCK FINANCIAL CORPORATION                                    [LOGO]

MEDIUM-TERM NOTES, SERIES 1
DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

FULLY AND UNCONDITIONALLY GUARANTEED BY

H&R BLOCK, INC.

Block Financial Corporation (the 'Company') may offer from time to time pursuant to this Prospectus Supplement up to $750,000,000 aggregate initial offering price (or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes, Series 1 (the 'Notes'), subject to reduction as a result of the sale of other Debt Securities under the Prospectus to which this Prospectus Supplement relates. Each Note will mature on a Business Day more than nine months from its date of issue (the 'Stated Maturity'), as specified in a pricing supplement hereto (each, a 'Pricing Supplement') and such maturity date may be subject to extension at the Company's option. Each Note may also be subject to redemption at the Company's option or to repayment at the Holder's option, in each case, in whole or in part, prior to its Stated Maturity, as specified in the applicable Pricing Supplement.

The Notes may bear interest at a fixed rate (a 'Fixed Rate Note'), which may be zero in the case of certain Discount Notes (as defined herein), or at a floating rate (a 'Floating Rate Note') determined by reference to one or more of LIBOR, the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, the Treasury Rate, the Prime Rate, the CMT Rate, the Eleventh District Cost of Funds Rate or any other interest rate basis or formula (each as defined herein and each, a 'Base Rate'), as selected by the purchaser and agreed to by the Company, adjusted by the Spread or Spread Multiplier (each as defined herein), if any, applicable to such Note.

Unless otherwise specified in the applicable Pricing Supplement, interest on each Fixed Rate Note will accrue from its date of issue and will be payable semiannually in arrears on January 1 and July 1 of each year (each, an 'Interest Payment Date') and at Stated Maturity. Interest on each Floating Rate Note will accrue from its date of issue and will be payable monthly, quarterly, semiannually or annually, as specified in the applicable Pricing Supplement, and at Stated Maturity. A Note may be issued as an amortizing note (an 'Amortizing Note') on which a portion or all of the interest and principal amount is payable over the life of the Note in accordance with a schedule, by application of a formula, or by reference to an index. A Note may be issued as an indexed note (an 'Indexed Note'), the principal amount payable at Stated Maturity of which, or premium or interest on which, will be determined by reference to the level of a designated stock index or designated currency, commodity or other prices or indices or will otherwise be determined by the application of a formula. The interest rate or interest rate formula, reset provisions, issue price, Stated Maturity, Interest Payment Dates, redemption, repayment and extension provisions and certain other terms with respect to each Note will be established at the time of issuance and set forth in a Pricing Supplement. The Notes will be fully and unconditionally guaranteed (the 'Guarantees') on a senior unsecured basis by H&R Block, Inc. (the 'Guarantor' or 'Block'), the indirect parent of the Company. The Guarantees will rank equally in right of payment, on a pari passu basis, with all the Guarantor's existing and future unsecured and unsubordinated indebtedness and guarantees. See 'Description of the Notes.'

The Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement. Each Note will be represented by either a global security (a 'Book-Entry Note') registered in the name of a nominee of The Depository Trust Company, as Depositary (the 'Depositary'), or a certificate issued in temporary or definitive registered form (a 'Certificated Note'), as set forth in the applicable Pricing Supplement. Beneficial interests in Book-Entry Notes will be shown on, and the transfers thereof will be effected only through, records maintained by the Depositary and its direct and indirect participants. Book-Entry Notes will not be issuable as Certificated Notes except under the circumstances described herein. See 'Description of the Notes.'

SEE 'RISK FACTORS' BEGINNING ON PAGE 7 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  PRICE TO                  AGENTS'                           PROCEEDS TO
                  PUBLIC(1)                 COMMISSIONS(2)                    COMPANY(2)(3)
Per Note.......   100%                      .125%-.750%                       99.250%-99.875%
Total(4).......   $750,000,000              $937,500-$5,625,000               $744,375,000-$749,062,500

(1) Unless otherwise specified in a Pricing Supplement, the price to the public of each Note will be 100% of its principal amount.
(2) The Company will pay to Salomon Brothers Inc, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated (each an 'Agent' and collectively, the 'Agents'), a commission ranging from .125% to .750% of the principal amount of any Note, depending upon its Stated Maturity through thirty years, sold through the Agent. Commissions on Notes with a Stated Maturity in excess of 30 years will be negotiated at the time of sale.
(3) Before deducting expenses payable by the Company estimated at $250,000, including reimbursement of certain expenses of the Agents.
(4) Or the equivalent thereof in one or more foreign or composite currencies.

The Notes are being offered on a continuing basis by the Company through the Agents, which have agreed to use their reasonable efforts to solicit orders to purchase the Notes. The Company may also sell Notes at a discount to an Agent for its own account or for resale to one or more purchasers at varying prices related to prevailing market prices at the time of resale or, if set forth in the applicable Pricing Supplement, at a fixed public offering price, as determined by the Agents. In addition, the Agents may offer Notes purchased by them as principal to other dealers. Unless otherwise indicated in the applicable Pricing Supplement, any Note purchased by an Agent as principal will be purchased at 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity. Unless otherwise indicated in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange, and there can be no assurance that the maximum amount of Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer or solicitation of offers made hereby without notice. The Company or any Agent may reject any order to purchase Notes, whether or not solicited, in whole or in part. See 'Plan of Distribution.'

SALOMON SMITH BARNEY
                              MERRILL LYNCH & CO.
                                                      MORGAN STANLEY DEAN WITTER

The date of this Prospectus Supplement is January 9, 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVERALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'PLAN OF DISTRIBUTION'.

                               PRICING SUPPLEMENT

     Provisions of each transaction will be more fully described in a Pricing Supplement to this Prospectus Supplement and the accompanying Prospectus. In the event of any inconsistency between a Pricing Supplement and this Prospectus Supplement, the description contained in such Pricing Supplement supercedes and replaces any inconsistent provision in this Prospectus Supplement.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. Capitalized terms not defined herein have the meanings assigned to such terms in the Prospectus.


GENERAL

     The Notes are a series of Debt Securities issued under an Indenture dated as of October 20, 1997 among the Company, Block and Bankers Trust Company, as trustee (the 'Trustee'). All Debt Securities, including the Notes, issued and to be issued under the Indenture will be unsecured general obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate principal amount from time to time authorized by the Company for each series. At the date of this Prospectus Supplement, the Notes offered pursuant to this Prospectus Supplement are limited to an aggregate initial public offering price or purchase price of up to $750,000,000 or the equivalent thereof in one or more foreign or composite currencies (a 'Specified Currency'), which amount is subject to reduction as a result of the sale of other Debt Securities under the Prospectus to which this Prospectus Supplement relates. The U.S. dollar equivalent of the public offering price or purchase price of a Note having a Specified Currency other than U.S. dollars will be determined on the basis of the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York (the 'Market Exchange Rate') for such Specified Currency on the applicable issue date. Such determination will be made by the Company or its agent, as exchange rate agent for any series of Notes (the 'Exchange Rate Agent').

     The Notes will be issued in fully registered form only, without coupons. Each Note will be issued initially as either a Book-Entry Note or, if specified in the applicable Pricing Supplement, a Certificated Note. Except as set forth in the Prospectus under 'Description of Debt Securities--Global Securities', Book-Entry Notes will not be issuable as Certificated Notes. See 'Book-Entry Notes' below.

     Unless otherwise specified in the applicable Pricing Supplement, the authorized denominations of Notes denominated in U.S. dollars will be $1,000 and any larger amount that is an integral multiple of $1,000, and the authorized denominations of Notes having a Specified Currency other than U.S. dollars will be the approximate equivalents thereof in the Specified Currency. Unless otherwise specified in the applicable Pricing Supplement, each Note will mature on a Business Day more than nine months from its date of issue, as selected by the purchaser and agreed to by the Company (the 'Stated Maturity'), which maturity date may be subject to extension at the option of the Company. Each Note may also be subject to redemption at the option of the Company, or repayment at the option of the Holder, prior to its Stated Maturity. Each Floating Rate Note will mature on an Interest Payment Date for such Note.

     The Pricing Supplement relating to a Note will describe the following terms: (i) the Specified Currency for such Note; (ii) whether such Note is a Fixed Rate Note, a Floating Rate Note, an Amortizing Note and/or an Indexed Note; (iii) the price (expressed as a percentage of the aggregate principal amount or face amount thereof) at which such Note will be issued (the 'Issue Price'); (iv) the date on which such Note will be issued (the 'Original Issue Date'); (v) the date of the Stated Maturity; (vi) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any, and whether and the manner in which such rate may be changed prior to its Stated Maturity; (vii) if such
Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, the Interest Reset Period or the Interest Reset Dates, the Interest Payment Dates, and, if applicable, the Index Maturity, the Maximum Interest Rate, the Minimum Interest Rate, the Spread or Spread Multiplier (all as defined below), and any other terms relating to the particular method of calculating the interest rate for such Note and whether and the manner in which such Spread or Spread Multiplier may be changed prior to Stated Maturity; (viii) whether such Note is an Original Issue Discount Note (as defined below); (ix) if such Note is an Amortizing Note, the terms for repayment prior to Stated Maturity; (x) if such
Note is an Indexed Note, in the case of an Indexed Rate Note, the manner in which the amount of any interest payment will be determined or, in the case of an Indexed Principal Note, its Face Amount and the manner in which the principal amount payable at Stated Maturity will be determined; (xi) whether such Note may be redeemed at the option of the Company, or repaid at the option of the Holder, prior to Stated Maturity as described under 'Optional Redemption, Repayment and Repurchase' below and, if so, the provisions relating to such redemption or repayment, including, in the case of an Original Issue Discount Note or Indexed Note, the information necessary to determine the amount due upon redemption or repayment; (xii) whether such Note is subject to an optional extension beyond its Stated Maturity as described under 'Extension of Maturity' below; and (xiii) any other terms of such Note not inconsistent with the provisions of the Indenture under which such Note will be issued.

     As used herein:

     'Business Day' with respect to any Note means any day, other than a Saturday or Sunday, that is (i) not a legal holiday or a day on which banking institutions are authorized or required by law, regulation or executive order to be closed in (a) The City of New York, or (b) if the Specified Currency for such
Note is other than U.S. dollars, the financial center of the country issuing such Specified Currency (which, in the case of ECU, shall be Brussels, Belgium), and (ii) if such Note is a LIBOR Note (as defined below), a London Banking Day. 'London Banking Day' with respect to any Note means any day on which dealings in deposits in the Specified Currency of such Note are transacted in the London interbank market.

     'Interest Payment Date' with respect to any Note means a date (other than the Maturity Date) on which, under the terms of such Note, regularly scheduled interest shall be payable.

     'Original Issue Discount Note' means (i) a Note, including any such Note whose interest rate is zero, that has a stated redemption price at Stated Maturity that exceeds its Issue Price by at least 0.25% of its stated redemption price at Stated Maturity, multiplied by the number of full years from the Original Issue Date to the Stated Maturity for such Note and (ii) any other Note designated by the Company as issued with original issue discount for United States Federal income tax purposes.


     A 'basis point' or 'bp' equals one one-hundredth of a percentage point.

RANKING

     The Notes will be general unsecured obligations and will rank equal in right of payment, on a pari passu basis, with all other existing and future unsecured and unsubordinated senior indebtedness of the Company. The Notes will be fully and unconditionally guaranteed on a senior unsecured basis by the Guarantor. The Guarantees will rank equal in right of payment, on a pari passu basis, with all existing and future unsecured and unsubordinated senior indebtedness and guarantees of the Guarantor.

PAYMENT OF PRINCIPAL AND INTEREST

  GENERAL

     The principal of and any premium and interest on each Note are payable by the Company in the Specified Currency for such Note. If the Specified Currency for a Note is other than U.S. dollars, the Company will (unless otherwise specified in the applicable Pricing Supplement) arrange to convert all payments in respect of such Note into U.S. dollars in the manner described in the following paragraph. The Holder of a Note having a Specified Currency other than U.S. dollars may (if the applicable Pricing Supplement and such Note so indicate) elect to receive all payments in respect of such Note in the Specified Currency by delivery of a written notice to the Trustee for such Note not later than 15 calendar days prior to the applicable payment date, except under the circumstances described under 'Currency Risks--Payment Currency' below. Such election will remain in effect until revoked by written notice to such Trustee received not later than fifteen calendar days prior to the applicable payment date.

     In the case of a Note having a Specified Currency other than U.S. dollars, the amount of any U.S. dollar payment in respect of such Note will be determined by the Exchange Rate Agent based on the highest firm bid quotation expressed in U.S. dollars received by the Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date (or, if no such rate is quoted on such date, the last date on which such rate was quoted), from three (or, if three are not available, then two) recognized foreign exchange dealers in The City of New York (one of which may be an Agent and another of which may be the Exchange Rate Agent) selected by the Exchange Rate Agent, for the purchase by the quoting dealer, for settlement on such payment date, of the aggregate amount of such Specified Currency payable on such payment date in respect of all Notes denominated in such Specified Currency. All currency exchange costs will be borne by the Holders of such Notes by deductions from such payments. If no such bid quotations are available, such payments will be made in such Specified Currency, unless such Specified Currency is unavailable due to the imposition of exchange controls or to other circumstances beyond the Company's control, in which case such payments will be made as described under 'Currency Risks-- Payment Currency' below.


     Unless otherwise specified in the applicable Pricing Supplement, U.S. dollar payments of interest on Notes (other than interest payable at Stated Maturity) will be made, except as provided below, by check mailed to the Registered Holders of such Notes (which, in the case of Global Securities representing Book-Entry Notes, will be a nominee of the Depositary); provided, however, that, in the case of a Note issued between a Regular Record Date and the related Interest Payment Date, unless otherwise specified in the related Pricing Supplement, interest for the period beginning on the Original Issue Date for such Note and ending on such Interest Payment Date shall be paid on the next succeeding Interest Payment Date to the Registered Holder of such Note on the related Regular Record Date. A Holder of $10,000,000 (or the equivalent thereof in a Specified Currency other than U.S. dollars) or more in aggregate principal amount of Notes of like tenor and term shall be entitled to receive such U.S. dollar payments by wire transfer of immediately available funds, but only if appropriate wire transfer instructions have been received in writing by the Trustee for such Notes not later than 15 calendar days prior to the applicable Interest Payment Date. Simultaneously with the election by any Holder to receive payments in a Specified Currency other than U.S. dollars (as provided above), such Holder shall provide appropriate wire transfer instructions to the Trustee for such Notes. Unless otherwise specified in the applicable Pricing Supplement, principal and any premium and interest payable at the Stated Maturity or upon the redemption or repayment of a Note will be paid in immediately available funds upon surrender of such Note at the corporate trust office or agency of the Trustee for such Note in The City of New York.

     Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately as described under 'Description of Debt Securities--Events of Default and Remedies' in the Prospectus, the amount of principal due and payable with respect to such Note shall be limited to the aggregate principal amount (or face amount, in the case of an Indexed Principal Note) of such Note multiplied by the sum of its Issue Price (expressed as a percentage of the aggregate principal amount) plus the original issue discount amortized from the date of issue to the date of declaration, which amortization shall be calculated using the 'interest method' (computed in accordance with generally accepted accounting principles in effect on the date of declaration).

     The Regular Record Date with respect to any Interest Payment Date for a Floating Rate Note or for an Indexed Rate Note shall be the date (whether or not a Business Day) 15 calendar days immediately preceding such Interest Payment Date, and for a Fixed Rate Note (unless otherwise specified in the applicable Pricing Supplement) shall be the December 15 or June 15 (whether or not a Business Day) immediately preceding such Interest Payment Date.

  FIXED RATE NOTES

     Each Fixed Rate Note will bear interest from its Original Issue Date, or from the last Interest Payment Date to which interest has been paid or duly provided for, at the rate per annum stated in the applicable Pricing Supplement until the principal amount thereof is paid or made available for payment, except as described below under 'Subsequent Interest Periods' and 'Extension of Maturity', and except that if so specified in the applicable Pricing Supplement, the rate of interest payable on certain Fixed Rate Notes may be subject to adjustment from time to time as described in such Pricing Supplement. Unless otherwise set forth in the applicable Pricing Supplement, interest on each Fixed Rate Note will be payable semiannually in arrears on each Interest Payment Date and at Stated Maturity. If an Interest Payment Date with respect to any Fixed Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date shall not be postponed; provided, however, that any payment required to be made in respect of such Note on a date (including the day of Stated Maturity) that is not a Business Day for such Note need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment. Each payment of interest in respect of an Interest Payment Date shall include interest accrued through the day before such Interest Payment Date. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

  FLOATING RATE NOTES

     Unless otherwise specified in the applicable Pricing Supplement, each Floating Rate Note will bear interest from its Original Issue Date to the first Interest Reset Date (such period, the 'Initial Interest Period') for such Note at the Initial Interest Rate set forth on the face thereof and in the applicable Pricing Supplement. The interest rate on such Note for each Interest Reset Period (as defined below) (and for the Initial Interest Period if so specified in the applicable Pricing Supplement) will be determined by reference to an interest rate basis (the 'Base Rate'), plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any. The 'Spread' is the number of basis points that may be specified in the applicable Pricing Supplement as being applicable to such Note, and the 'Spread Multiplier' is the percentage that may be specified in the applicable Pricing Supplement as being applicable to such Note, except in each case as described below under 'Subsequent Interest Periods' and 'Extension of Maturity,' and except that if so specified in the applicable Pricing Supplement, the Spread or Spread Multiplier on certain Floating Rate Notes may be subject to adjustment from time to time as described in such Pricing Supplement. The applicable Pricing Supplement will designate one of the following Base Rates as applicable to a Floating Rate Note: (i) LIBOR (a 'LIBOR Note'), (ii) the Commercial Paper Rate (a 'Commercial Paper Rate Note'), (iii) the Treasury Rate (a 'Treasury Rate Note'), (iv) the Prime Rate (a 'Prime Rate Note'), (v) the CMT Rate (a 'CMT Rate Note'), (vi) the Federal Funds Rate (a 'Federal Funds Rate Note'), (vii) the CD Rate (a 'CD Rate Note'), (viii) the Eleventh District Cost of Funds Rate (an 'Eleventh District Cost of Funds Rate Note') or (ix) such other Base Rate as is set forth in such Pricing Supplement and in such Note. The 'Index Maturity' for any Floating Rate Note is the period of maturity of the instrument or obligation from which the Base Rate is calculated. 'H.15(519)' means the publication entitled 'Statistical Release H.15(519), 'Selected Interest Rates' ', or any successor publication, published by the Board of Governors of the Federal Reserve System. 'Composite Quotations' means the daily statistical release entitled 'Composite 3:30 p.m. Quotations for U.S. Government Securities' published by the Federal Reserve Bank of New York.

     As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following (in each case expressed as a rate per annum on a simple interest basis): (i) a maximum limitation, or ceiling, on the rate at which interest may accrue during any interest period ('Maximum Interest Rate') and (ii) a minimum limitation, or floor, on the rate at which interest may accrue during any interest period ('Minimum Interest Rate'). In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by applicable law, as the same may be modified by United States law of general application. The Notes will be governed by the law of the State of New York and, under such law as of the date of this Prospectus Supplement, the maximum rate of interest under provisions of the penal law, with certain exceptions, is 25% per annum on a simple interest basis. Such maximum rate of interest only applies to obligations that are less than $2,500,000.

     Unless otherwise specified in the Pricing Supplement, the Trustee will be the 'Calculation Agent'. Upon request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate will become effective as a result of a determination for the next Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable Pricing Supplement, the 'Calculation Date', if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day immediately preceding the applicable Interest Payment Date or Stated Maturity, as the case may be.

     The interest rate on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (such period being the 'Interest Reset Period' for such Note, and the first day of each Interest Reset Period being an 'Interest Reset Date'), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes that reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, Tuesday of each week (except as provided below under 'Treasury Rate Notes'); in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes that reset semiannually, the third Wednesday of each of two months of each year specified in the applicable Pricing Supplement; and, in the case of Floating Rate Notes that reset annually, the third Wednesday of one month of each year specified in the applicable Pricing Supplement. If an Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding Business Day, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding

Business Day.

     Unless otherwise specified in the applicable Pricing Supplement, the rate of interest that goes into effect on any Interest Reset Date shall be determined on a date (the 'Interest Determination Date') preceding such Interest Reset Date, as further described below. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for a CD Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the CD Rate (the 'CD Rate Interest Determination Date'), for a Commercial Paper Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (the 'Commercial Paper Rate Interest Determination Date'), for a Federal Funds Rate Note or any

Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (the 'Federal Funds Rate Interest Determination Date'), or for a Prime Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (the 'Prime Rate Interest Determination Date'), or for a CMT Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (the 'CMT Rate Interest Determination Date'), will be the second Business Day preceding the Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note or any Floating Rate Note for which the interest rate is determined with reference to LIBOR (the 'LIBOR Rate Interest Determination Date') will be the second London Banking Day immediately preceding the Interest Reset Date with respect to such Note. The Interest Determination Date pertaining to an Interest Reset Date for an Eleventh District Cost of Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate (the 'Eleventh District Cost of Funds Rate Interest Determination Date') will be the last working day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco (the 'FHLB of San Francisco') publishes the Eleventh District Index (as defined below). The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Treasury Rate (the 'Treasury Rate Interest Determination Date') will be the day of the week on which Treasury bills (as defined below) would normally be auctioned in the week in which such Interest Reset Date falls. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Rate Interest Determination Date pertaining to an Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on a day which would otherwise be an Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Business Day immediately following such auction date. The Interest Determination Date pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Interest Rate Bases will be the most recent Business Day which is at least two Business Days prior to the applicable

Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined on such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

     Unless otherwise specified in the applicable Pricing Supplement, interest payable in respect of Floating Rate Notes shall be the accrued interest from and including the Original Issue Date or the last date to which interest has been paid, as the case may be, to but excluding the applicable Interest Payment Date.

     With respect to a Floating Rate Note, accrued interest shall be calculated by multiplying the principal amount of such Note (or, in the case of a Floating Rate Note that is an Indexed Principal Note, its Face Amount) by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement the interest factor (expressed as a decimal calculated to seven decimal places without rounding) for each such day is computed by dividing the interest rate in effect on such day by 360, in the case of LIBOR Notes, Prime Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, Eleventh District Cost of Funds Rate Notes, and CD Rate Notes, or by the actual number of days in the year, in the case of CMT Rate Notes or Treasury Rate Notes. For purposes of making the foregoing calculation, the interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date.

     Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward, and all currency amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest one-hundredth of a unit (with .005 of a unit being rounded upward).

     Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, interest will be payable, in the case of Floating Rate Notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; in the case of Floating Rate Notes that reset quarterly, on the third Wednesday of March, June, September, and December of each year; in the case of Floating Rate Notes that reset semiannually, on the third Wednesday of each of two months of each year specified in the applicable Pricing Supplement; and, in the case of Floating Rate Notes that reset annually, on the third Wednesday of one month of each year specified in the applicable Pricing Supplement (each such day being an 'Interest Payment Date'). If an Interest Payment Date with respect to any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next succeeding Business Day, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business

Day.

  CD RATE NOTES

     Each CD Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any, specified in such CD Rate Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the 'CD Rate' for each Interest Reset Period shall be the rate on the CD Rate Interest Determination Date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading 'CDs (Secondary Market)'. In the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the 'CD Rate' for such Interest Reset Period will be the rate on such Interest Rate Determination Date for negotiable certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published in Composite Quotations under the heading 'Certificates of Deposit'. If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the 'CD Rate' for such Interest Reset Period will be calculated by the Calculation Agent for such CD Rate Note and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such Interest Determination Date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for such CD Rate Note for negotiable certificates of deposit of major United States money center banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity designated in the Pricing Supplement in a denomination of $5,000,000; provided, however, that if the dealers selected as aforesaid by such Calculation Agent are not quoting offered rates as mentioned in this sentence, the 'CD Rate' for such Interest Reset Period will be the same as the CD Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

  COMMERCIAL PAPER RATE NOTES

     Each Commercial Paper Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any, specified in such Commercial Paper Rate Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the 'Commercial Paper Rate' for each Interest Reset Period will be determined by the Calculation Agent for such Commercial Paper Rate Note as of the Commercial Paper Rate Interest Determination Date and shall be the Money Market Yield (as defined below) on such Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519) under the heading 'Commercial Paper--Nonfinancial'. In the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date (as defined below) pertaining to such Interest Determination Date, then the 'Commercial Paper Rate' for such Interest Reset Period shall be the Money Market Yield on such Interest Determination Date of the rate for commercial paper of the specified Index Maturity as published in Composite Quotations under the heading 'Commercial Paper'. If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the 'Commercial Paper Rate' for such Interest Reset Period shall be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 a.m., New York City time, on such Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for such Commercial Paper Rate Note for commercial paper of the specified Index Maturity placed for an industrial issuer whose bonds are rated 'AA' or the equivalent by a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by such Calculation Agent are not quoting offered rates as mentioned in this sentence, the 'Commercial Paper Rate' for such Interest Reset Period will be the same as the Commercial Paper Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

     'Money Market Yield' shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

          Money Market Yield     =             D x 360          x 100
                                      -------------------------
                                            360 - (D x M)

where 'D' refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and 'M' refers to the actual number of days in the interest period for which interest is being calculated.

  FEDERAL FUNDS RATE NOTES

     Each Federal Funds Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the Federal Funds Rate and the Spread or Spread Multiplier, if any, specified in such Federal Funds Rate Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the 'Federal Funds Rate' for each Interest Reset Period shall be the effective rate on the Federal Funds Rate Interest Determination Date for Federal Funds as published in H.15(519) under the heading 'Federal Funds (Effective)'. In the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the 'Federal Funds Rate' for such Interest Reset Period shall be the rate on such Interest Determination Date as published in Composite Quotations under the heading 'Federal Funds/Effective Rate'. If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the 'Federal Funds Rate' for such Interest Reset Period shall be the rate on such Interest Determination Date made publicly available by the Federal Reserve Bank of New York which is equivalent to the rate which appears in H.15(519) under the heading 'Federal Funds (Effective)';

provided, however, that if such rate is not made publicly available by the Federal Reserve Bank of New York by 3:00 p.m., New York City time, on such Calculation Date, the 'Federal Funds Rate' for such Interest Reset Period will be the same as the Federal Funds Rate in effect for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate). In the case of a Federal Funds Rate Note that resets daily, the interest rate on such Note for the period from and including a Monday to but excluding the succeeding Monday will be reset by the Calculation Agent for such Note on such second Monday (or, if not a Business Day, on the next succeeding Business Day) to a rate equal to the average of the Federal Funds Rates in effect with respect to each such day in such week.

  LIBOR NOTES

     Each LIBOR Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to LIBOR and the Spread or Spread Multiplier, if any, specified in such LIBOR Note and in the applicable Pricing Supplement.

     'LIBOR' for each Interest Reset Period will be determined by the Calculation Agent for such LIBOR Notes as follows:

          (i) With respect to any LIBOR Interest Determination Date, LIBOR will be either: (a) if 'LIBOR Reuters' is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity specified in such Pricing Supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 a.m., London time, on such LIBOR Interest Determination Date, or (b) if 'LIBOR Telerate' is specified in the applicable Pricing Supplement or if neither 'LIBOR Reuters' nor 'LIBOR Telerate' is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the rate for deposits in the Index Currency having the Index Maturity specified in such Pricing Supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates so appear, or if no such rate so appears, as applicable, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below.

          (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity specified in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

     'Index Currency' means the currency or composite currency specified in the applicable Pricing Supplement as to which LIBOR shall be calculated. If no such currency or composite currency is specified in the applicable Pricing Supplement, the Index Currency shall be U.S. dollars.

     'Designated LIBOR Page' means (a) if 'LIBOR Reuters' is specified in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if 'LIBOR Telerate' is specified in the applicable Pricing Supplement or neither 'LIBOR

Reuters' nor 'LIBOR Telerate' is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the display on the Dow Jones Telerate Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency.

     'Principal Financial Center' means the capital city of the country issuing the currency or composite currency in which any payment in respect of the relevant Notes is to be made or, solely with respect to the calculation of LIBOR, the Index Currency, except that with respect to U.S. dollars, deutsche marks, Italian lira, Swiss francs, Dutch guilders and ECUs, the Principal Financial Center shall be the City of New York, Frankfurt, Milan, Zurich, Amsterdam and Brussels, respectively.

  TREASURY RATE NOTES

     Each Treasury Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any, specified in such Treasury Rate Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the 'Treasury Rate' for each Interest Reset Period will be the rate for the auction held on the Treasury Rate Interest Determination Date for such Interest Reset Period of direct obligations of the United States ('Treasury Securities') having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519) under the heading 'U.S. Government Securities--Treasury bills--auction average (investment)' or, in the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Interest Determination Date as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Securities having the specified Index Maturity are not published or reported as provided above by 3:00 p.m., New York City time, on such Calculation Date, or if no such auction is held on such Interest Determination Date, then the 'Treasury Rate' for such Interest Reset Period shall be calculated by the Calculation Agent for such Treasury Rate Note and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by such Calculation Agent for the issue of Treasury Securities with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected as aforesaid by such Calculation Agent are not quoting bid rates as mentioned in this sentence, then the 'Treasury Rate' for such Interest Reset Period will be the same as the Treasury Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

  PRIME RATE NOTES

     Each Prime Rate Note will bear interest at the interest rate calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any, specified in such Prime Rate Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the 'Prime Rate' means, with respect to any Prime Rate Interest Determination Date, the rate on such date as published in H.15(519) under the heading 'Bank Prime Loan.' In the event that such rate is not published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for that Interest Determination Date. 'Reuters Screen USPRIME1 Page' means the display designated as page 'USPRIME1' on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks). If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIME1 Page for such Interest Determination Date, the Prime Rate shall be determined by the Calculation Agent and will be the arithmetic mean of the prime rates quoted on the basis of actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two major money center banks in New York City selected by the Calculation Agent (after consulting with the Company). If fewer than two such rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates furnished in New York City by three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S. $500,000,000 and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent (after consulting with the Company) to provide such rate or rates; provided, however, that if the banks selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate will remain the Prime Rate in effect on such Interest Determination Date.

  CMT RATE NOTES

     Each CMT Rate Note will bear interest at the rate calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any, specified in such CMT Rate Note and in any applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, 'CMT Rate' means, with respect to any CMT Rate Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption 'Treasury Constant Maturities--Federal Reserve Board release H.15--Mondays approximately 3:45 P.M.,' under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated Telerate Page is 7055, the rate on such Interest Determination Date, and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the related Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such Treasury constant maturity rate for the Designated CMT Maturity Index as published in H.15(519). If such rate is no longer published, or if not published by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such Treasury constant maturity rate for the designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing side offer prices as of approximately 3:30 p.m., New York City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a 'Reference Dealer') in the City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ('Treasury Notes') with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the Interest Determination Date of three Reference Dealers in the City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for such Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index in an amount of at least U.S. $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such Interest Determination Date. If two Treasury Notes with an original maturity as described in the third preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the CMT Rate Note with the shorter remaining term to maturity will be used.

     'Designated CMT Telerate Page' means the display on the Dow Jones Telerate Service designated in the applicable Pricing Supplement for the purpose of displaying Treasury Constant Maturities as reported in H.15(519) (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052 for the most recent week.

     'Designated CMT Maturity Index' means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

  ELEVENTH DISTRICT COST OF FUNDS RATE NOTES


     Each Eleventh District Cost of Funds Rate Note will bear interest at interest rates calculated with reference to the Eleventh District Cost of Funds Rate and the Spread or Spread Multiplier, if any, specified in such Eleventh District Cost of Funds Note and in the applicable Pricing Supplement

     Unless otherwise specified in the applicable Pricing Supplement, 'Eleventh District Cost of Funds Rate' means, with respect to an Eleventh District Cost of Funds Interest Determination Date, the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Interest Determination Date falls, as set forth under the caption '11th district' on Telerate Page 7058 (as defined below) as of 11:00 a.m., San Francisco time, on such Interest Determination Date. If such rate does not appear on Telerate Page 7058 on such Interest Determination Date, then the Eleventh District Cost of Funds Rate on such Interest Determination Date will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the 'Eleventh District Index') by the FHLB of San Francisco as such cost of funds for the calendar month immediately preceding the date of such announcement. If the FHLB of San Francisco fails to announce such rate for the calendar month immediately preceding such Interest Determination Date, then the Eleventh District Cost of Funds Rate determined as of such Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Interest Determination Date.

     'Telerate Page 7058' means the display designated as page '7058' on the Dow Jones Telerate Service (or such other page as may replace the 7058 page on that service for the purpose of displaying the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank district).

SUBSEQUENT INTEREST PERIODS

     The Pricing Supplement relating to each Note will indicate whether the Company has the option to reset the interest rate (in the case of a Fixed Rate
Note) with respect to such Note or the Spread or Spread Multiplier (in the case of a Floating Rate Note) with respect to such Note and, if so, the date or dates on which such interest rate or such Spread or Spread Multiplier, as the case may be, may be reset (each an 'Optional Reset Date').

     The Company shall notify the Trustee for a Note whether or not it intends to exercise such option with respect to such Note at least 45 but not more than 60 calendar days prior to an Optional Reset Date for such Note. Not later than 40 calendar days prior to such Optional Reset Date, the Trustee for such Note will mail to the Holder of such Note a notice (the 'Reset Notice'), first class, postage prepaid, indicating whether the Company has elected to reset the interest rate (in the case of a Fixed Rate Note) or the Spread or Spread Multiplier (in the case of a Floating Rate Note) and if so, (i) such new interest rate or such new Spread or Spread Multiplier, as the case may be; and
(ii) the provisions, if any, for redemption during the period from such Optional Reset Date to the next Optional Reset Date or, if there is no such next Optional

Reset Date, to the Stated Maturity of such Note (each such period a 'Subsequent Interest Period'), including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during such Subsequent Interest Period.

     Notwithstanding the foregoing, not later than 20 calendar days prior to an Optional Reset Date for a Note, the Company may, at its option, revoke the interest rate (in the case of a Fixed Rate Note) or the Spread or Spread Multiplier (in the case of a Floating Rate Note) provided for in the Reset Notice with respect to such Optional Reset Date and establish a higher interest rate (in the case of a Fixed Rate Note) or a higher Spread or Spread Multiplier (in the case of a Floating Rate Note) for the Subsequent Interest Period commencing on such Optional Reset Date by causing the Trustee for such Note to mail notice of such higher interest rate or higher Spread or Spread Multiplier, as the case may be, first class, postage prepaid, to the Holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the interest rate or Spread or Spread Multiplier is reset on an Optional Reset Date will bear such higher interest rate (in the case of Fixed Rate Notes) or higher Spread or Spread Multiplier (in the case of Floating Rate Notes), whether or not tendered for repayment.

     The Holder of a Note will have the option to elect repayment of such Note by the Company on each Optional Reset Date at a price equal to the principal amount thereof, plus interest accrued to such Optional Reset Date. In order for a Note to be repaid on an Optional Reset Date, the Holder thereof must follow the procedures set forth below under 'Optional Redemption, Repayment and Repurchase' for optional repayment, except that the period for delivery of such Note or notification to the Trustee for such Note shall be at least 25 but not more than 35 calendar days prior to such Optional Reset Date, and except that a Holder who has tendered a Note for repayment pursuant to a Reset Notice may, by written notice to the Trustee for such Note, revoke any such tender for repayment until the close of business on the tenth day prior to such Optional Reset Date.

AMORTIZING NOTES

     The Company may from time to time offer Notes ('Amortizing Notes') on which a portion or all the principal amount is payable prior to Stated Maturity in accordance with a schedule, by application of a formula, or by reference to an Index (as defined below). Unless otherwise specified in the applicable Pricing Supplement, payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and conditions of any Amortizing Notes, including terms for repayment thereof, will be set forth in the applicable Pricing Supplement.

INDEXED NOTES

     The Company may from time to time offer Notes ('Indexed Notes') on which certain or all interest payments (in the case of an 'Indexed Rate Note'), and/or the principal amount payable at Stated Maturity or earlier redemption or retirement (in the case of an 'Indexed Principal Note'), is determined by reference to the principal amount of such Notes (or, in the case of an Indexed Principal Note, to the amount designated in the applicable Pricing Supplement as the 'Face Amount' of such Indexed Note) and by reference to prices, changes in prices, or differences between prices, of securities, currencies, intangibles, goods, articles or commodities or by such other objective price, economic or other measures as are described in the applicable Pricing Supplement (the 'Index'). A description of the Index used in any determination of an interest or principal payment, and the method or formula by which interest or principal payments will be determined by reference to such Index, will be set forth in the applicable Pricing Supplement.

     In the case of a Fixed Rate Note, Floating Rate Note or Indexed Rate Note that is also an Indexed Principal Note, the amount of any interest payment will be determined by reference to the Face Amount of such Indexed Note unless specified otherwise in the applicable Pricing Supplement. In the case of an Indexed Principal Note, the principal amount payable at Stated Maturity or any earlier redemption or repayment of the Indexed Note may be different from the Face Amount.

     If the determination of the Index on which any interest payment or the principal amount of an Indexed Note is calculated or announced by a third party, and such third party either suspends the calculation or announcement of such Index or changes the basis upon which such Index is calculated (other than changes consistent with policies in effect at the time such Indexed Note was issued and permitted changes described in the applicable Pricing Supplement), then such Index shall be calculated for purposes of such Indexed Note by another third party selected by the Company, subject to the same conditions and controls as applied to the original third party. If for any reason such Index cannot be calculated on the same basis and subject to the same conditions and controls as applied to the original third party, then the indexed interest payments, if any, or any indexed principal amount of such Indexed Note shall be calculated in the manner set forth in the applicable Pricing Supplement. Any determination of such third party shall in the absence of manifest error be binding on all parties.

EXTENSION OF MATURITY

     The Pricing Supplement relating to each Note will indicate whether the Company has the option to extend the Stated Maturity of such Note for one or more periods of whole years from one to five (each an 'Extension Period') up to but not beyond the date (the 'Final Maturity') set forth in such Pricing Supplement.

     The Company may exercise such option with respect to a Note by notifying the Trustee for such Note at least 45 but not more than 60 calendar days prior to the old Stated Maturity of such Note. Not later than 40 calendar days prior to the old Stated Maturity of such Note, the Trustee for such Note will mail to the Holder of such Note a notice (the 'Extension Notice'), first class, postage prepaid. The Extension Notice will set forth (i) the election of the Company to extend the Stated Maturity of such Note; (ii) the new Stated Maturity; (iii) in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the Spread or Spread Multiplier

applicable to the Extension Period; and (iv) the provisions, if any, for redemption during the Extension Period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by such Trustee of an Extension Notice to the Holder of a Note, the Stated Maturity of such Note shall be extended automatically, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms as prior to the mailing of such Extension Notice.

     Notwithstanding the foregoing, not later than 20 calendar days prior to the old Stated Maturity of such Note, the Company may, at its option, revoke the interest rate (in the case of a Fixed Rate Note) or the Spread or Spread Multiplier (in the case of a Floating Rate Note) provided for in the Extension Notice for such Note and establish a higher interest rate (in the case of a Fixed Rate Note) or a higher Spread or Spread Multiplier (in the case of a Floating Rate Note) for the Extension Period, by causing the Trustee for such Note to mail notice of such higher interest rate or higher Spread or Spread Multiplier, as the case may be, first class, postage prepaid, to the Holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the Stated Maturity is extended will bear such higher interest rate (in the case of Fixed Rate Notes) or higher Spread or Spread Multiplier (in the case of Floating Rate Notes) for the Extension Period, whether or not tendered for repayment.

     If the Company extends the Stated Maturity of a Note, the Holder of such Note will have the option to elect repayment of such Note by the Company on the old Stated Maturity at a price equal to the principal amount thereof, plus interest accrued to such date. In order for a Note to be repaid on the old Stated Maturity once the Company has extended the Stated Maturity thereof, the Holder thereof must follow the procedures set forth below under 'Optional Redemption, Repayment and Repurchase' for optional repayment, except that the period for delivery of such Note or notification to the Trustee for such Note shall be at least 25 but not more than 35 days prior to the old Stated Maturity and except that a Holder who has tendered a Note for repayment pursuant to an Extension Notice may, by written notice to the Trustee for such Note, revoke any such tender for repayment until the close of business on the tenth day before the old Stated Maturity.

OPTIONAL REDEMPTION, REPAYMENT AND REPURCHASE

     The Pricing Supplement relating to each Note will indicate either that such Note cannot be redeemed prior to its Stated Maturity or that such Note will be redeemable at the option of the Company, in whole or in part, and the date or dates (each an 'Optional Redemption Date') on which such Note may be redeemed and the price (the 'Redemption Price') at which (together with accrued interest to such Optional Redemption Date) such Note may be redeemed on each such Optional Redemption Date. The Company may exercise such option with respect to a Note by notifying the Trustee for such Note at least 45 days prior to any Optional Redemption Date. Unless otherwise specified in the applicable Pricing Supplement, at least 30 but not more than 60 days prior to the date of redemption, such Trustee shall mail notice of such redemption, first class, postage prepaid, to the Holder of such Note. In the event of redemption of a
Note in part only, a new Note or Notes for the unredeemed portion thereof shall be issued to the Holder thereof upon the cancellation thereof. The Notes will not be subject to any sinking fund.

     The Pricing Supplement relating to each Note will also indicate whether the Holder of such Note will have the option to elect repayment of such Note by the Company prior to its Stated Maturity, and, if so, such Pricing Supplement will specify the date or dates on which such Note may be repaid (each an 'Optional Repayment Date') and the price (the 'Optional Repayment Price') at which, together with accrued interest to such Optional Repayment Date, such Note may be repaid on each such Optional Repayment Date.

     In order for a Note to be repaid, the Trustee for such Note must receive, at least 30 but not more than 45 days prior to an Optional Repayment Date (i) such Note with the form entitled 'Option to Elect Repayment' on the reverse thereof duly completed, or (ii) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the Holder of such Note, the principal amount of such Note to be repaid, the certificate number or a description of the tenor and terms of such Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the form entitled 'Option to Elect Repayment' on the reverse of the Note duly completed will be received by such Trustee not later than five Business Days after the date of such telegram, telex, facsimile transmission or letter. If the procedure described in clause (ii) of the preceding sentence is followed, then such Note and form duly completed must be received by such Trustee by such fifth Business Day. Any tender of a Note by the Holder for repayment (except pursuant to a Reset Notice or an Extension Notice) shall be irrevocable. The repayment option may be exercised by the Holder of a Note for less than the entire principal amount of such Note provided that the principal amount of such Note remaining outstanding after repayment is an authorized denomination. Upon such partial repayment, such Note shall be canceled and a new Note or Notes for the remaining principal amount thereof shall be issued in the name of the Holder of such repaid Note.

     If a Note is represented by a Global Security, the Depositary's nominee will be the Holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.


     Notwithstanding anything in this Prospectus Supplement to the contrary, if a Note is an Original Issue Discount Note (other than an Indexed Note), the amount payable on such Note in the event of redemption or repayment prior to its Stated Maturity shall be the Amortized Face Amount of such Note as of the date of redemption or the date of repayment, as the case may be. The 'Amortized Face Amount' of a Discount Note shall be the amount equal to (i) the Issue Price set forth in the applicable Pricing Supplement plus (ii) that portion of the difference between the Issue Price and the principal amount of such Note that has accrued at the Yield to Maturity set forth in the Pricing Supplement (computed in accordance with generally accepted United States bond yield computation principles) by such date of redemption or repayment, but in no event shall the Amortized Face Amount of a Discount Note exceed its principal amount.

     The Company may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held or resold or surrendered to the Trustee for cancellation.

BOOK-ENTRY NOTES

     Upon issuance, and subject to the rules of the Depositary, all Book-Entry Notes up to $200,000,000 in aggregate principal amount having the same Original Issue Date and otherwise identical terms will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the 'Depositary'), and registered in the name of a nominee of the Depositary. Book-Entry Notes will not be exchangeable for Certificated Notes and, except under the circumstances described in the Prospectus under 'Description of Debt Securities--Global Securities', will not otherwise be issuable as Certificated Notes.

     The Depositary has advised the Company and the Agents as follows: the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     A further description of the Depositary's procedures with respect to Global Securities representing Book-Entry Notes is set forth in the Prospectus under 'Description of Debt Securities--Global Securities'. The Depositary has confirmed to the Company, the Agents and the Trustees that it intends to follow such procedures.

                                 CURRENCY RISKS

EXCHANGE RATES AND EXCHANGE CONTROLS

     An investment in a Note having a Specified Currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and such Specified Currency and the possibility of the imposition or modification of foreign exchange controls with respect to such Specified Currency. Such risks generally depend on factors over which the Company has no control and which cannot be readily foreseen, such as economic and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain currencies have been highly volatile, and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Note. Depreciation of the Specified Currency for a Note against the U.S. dollar would result in a decrease in the effective yield of such Note below its coupon rate and, in certain circumstances, could result in a substantial loss to the investor on a U.S. dollar basis.

     Governments have from time to time imposed, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a Specified Currency for making payments in respect of Notes denominated in such currency. At present, the Company has identified the following currencies in which payments of principal, premium and interest on Notes may be made:
Australian dollars, Canadian dollars, Danish kroner, English pounds sterling, French francs, German deutsche marks, Italian lira, Japanese yen, New Zealand dollars, U.S. dollars and ECU. However, the Company may determine at any time to issue Notes with Specified Currencies other than those listed. There can be no assurances that exchange controls will not restrict or prohibit payments of principal, premium or interest in any Specified Currency. Even if there are no actual exchange controls, it is possible that, on a payment date with respect to any particular Note, the currency in which amounts then due in respect of such Note are payable would not be available to the Company. In that event, the Company will make such payments in the manner set forth under 'Currency Risks--Payment Currency' below.

     THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN A CURRENCY OTHER THAN U.S. DOLLARS. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES DENOMINATED IN A CURRENCY OTHER THAN U.S. DOLLARS. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR PERSONS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

     The information set forth in this Prospectus Supplement is directed to prospective purchasers of Notes who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase or holding of, or receipt of payments of principal, premium or interest in respect of, Notes. Such persons should consult their own advisors with regard to such matters.

     Any Pricing Supplement relating to Notes having a Specified Currency other than U.S. dollars will contain a description of any material exchange controls affecting such currency and any other required information concerning such currency.

PAYMENT CURRENCY

     Except as set forth below, if the principal of, premium if any, or interest on, any Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to the Company for making payments thereof due to the imposition of exchange controls or other circumstances beyond the control of the Company or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions within the international banking community, then the Company will be entitled to satisfy its obligations to Holders of the Notes by making such payments in U.S. dollars on the basis of the Market Exchange Rate (as defined below) on the date of such payment or, if the Market Exchange Rate is not available on such date, as of the most recent practicable date; provided, however, that if such Specified Currency is replaced by the Euro (as described under 'Special Provisions Relating to Notes Denominated in ECU' below), the payment of principal of, premium, if any, or interest on any Note denominated in such currency shall be effected in Euro in conformity with legally applicable measures taken pursuant to, or by virtue of, the treaty establishing the European Community (the 'EC'), as amended by the treaty on European Union (as so amended, the 'Treaty'). Any payment made under such circumstances in U.S. dollars (or, if applicable, Euro) where the required payment is in a Specified Currency other than U.S. dollars will not constitute an Event of Default. 'Market Exchange Rate' means the noon U.S. dollar buying rate in The City of New York for wire transfers of the relevant currency or composite currency as certified for customs purposes by the Federal Reserve Bank of New York.

     All determinations referred to above made by the Trustee for the Notes or the Exchange Rate Agent, as the case may be, shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on holders of Notes.

SPECIAL PROVISIONS RELATING TO NOTES DENOMINATED IN ECU

  VALUATION OF THE ECU

     Subject to the provisions under 'Payment in a Component Currency' below, the value of the ECU, in which the Notes may be denominated or may be payable, is equal to the value of the ECU that is from time to time used as the unit of account of the EC and which is at the date hereof, valued on the basis of specified amounts of the currencies of 12 of the 15 member states of the EC. Under Article 109G of the Treaty, the currency composition of the ECU may not be changed. Other changes to the ECU may be made by the EC in conformity with EC law, in which event the ECU will change accordingly. From the start of the third stage of European monetary union, the value of the ECU as against the currencies of member states participating in the third stage will be irrevocably fixed and the ECU will become a currency in its own right, replacing all or some of the currencies of the 15 member states of the EC (as of the date of this Prospectus Supplement, such currencies include the Austrian shilling, Belgian franc, Danish krone, Dutch guilder, Finnish markka, French franc, German mark, Greek drachma, Irish pound, Italian lira, Luxembourg franc, Portuguese escudo, Spanish peseta, Swedish krona and English pound sterling). In contemplation of the third stage, the European Council meeting in Madrid on December 16, 1995 decided that the name of the new currency will be the Euro and that, in accordance with the Treaty, substitution of the Euro for the ECU will be at the rate of one Euro for one ECU. From the start of the third stage of European monetary union, all payments in respect of the Notes denominated or payable in ECU will be payable in Euro at the rate then established in accordance with the Treaty.

  PAYMENT IN A COMPONENT CURRENCY

     With respect to each due date for the payment of principal of, or interest on, the Notes on or after the first business day in Brussels on which the ECU ceases to be used as the unit of account of the EC and has not become a currency in its own right replacing all or some of the currencies of the member states of the EC, the Company shall choose a substitute currency (the 'Chosen Currency'), which may be any currency which was, on the last day on which the ECU was used as the unit of account of the EC, a component currency of the ECU or U.S. dollars, in which all payments due on or after that date with respect to the Notes and coupons shall be made. The amount of each payment in such Chosen Currency shall be computed on the basis of the equivalent of the ECU in that currency, determined as described below, as of the fourth business day in Brussels prior to the date on which such payment is due.

     On the first business day in Brussels on which the ECU ceases to be used as the unit of account of the EC and has not become a currency in its own right replacing all or some of the currencies of the member states of the EC, the Company shall select a Chosen Currency in which all payments with respect to Notes and coupons having a due date prior thereto but not yet presented for payment are to be made. The amount of each payment in such Chosen Currency shall be computed on the basis of the equivalent of the ECU in that currency, determined as defined below, as of such first business day.

     The equivalent of the ECU in the relevant Chosen Currency as of any date (the 'Day of Valuation') shall be determined by, or on behalf of, the Exchange Rate Agent on the following basis. The amounts and components composing the ECU for this purpose (the 'Components') shall be the amounts and components that composed the ECU as of the last date on which the ECU was used as the unit of account of the EC. The equivalent of the ECU in the Chosen Currency shall be calculated by, first aggregating the U.S. dollar equivalents of the Components; and then, in the case of a Chosen Currency other than U.S. dollars, using the rate used for determining the U.S. dollar equivalent of the Components in the Chosen Currency as set forth below, calculating the equivalent in the Chosen Currency of such aggregate amount in U.S. dollars.

     The U.S. dollar equivalent of each of the Components shall be determined by, or on behalf of, the Exchange Rate Agent on the basis of the middle spot delivery quotations prevailing at 2:30 P.M., Brussels time, on the Day of Valuation, as obtained by, or on behalf of, the Exchange Rate Agent from one or more major banks, as selected by the Company, in the country of issue of the component currency in question.

     If for any reason no direct quotations are available for a Component as of a Day of Valuation from any of the banks selected for this purpose, in computing the U.S. dollar equivalent of such Component, the Exchange Rate Agent shall (except as provided below) use the most recent direct quotations for such Component obtained by it or on its behalf, provided that such quotations were prevailing in the country of issue not more than two Business Days before such Day of Valuation. If such most recent quotations were so prevailing in the country of issue more than two Business Days before such Day of Valuation, the Exchange Rate Agent shall determine the U.S. dollar equivalent of such Component on the basis of cross rates derived from the middle spot delivery quotations for such component currency and for the U.S. dollar prevailing at 2:30 P.M., Brussels time, on such Day of Valuation, as obtained by, or on behalf of, the Exchange Rate Agent from one or more major banks, as selected by the Company, in a country other than the country of issue of such component currency. Notwithstanding the foregoing, the Exchange Rate Agent shall determine the U.S. dollar equivalent of such Component on the basis of such cross rates if the Company or such agent judges that the equivalent so calculated is more representative than the U.S. dollar equivalent calculated as provided in the first sentence of this paragraph. Unless otherwise specified by the Company, if there is more than one market for dealing in any component currency by reason of foreign exchange regulations or for any other reason, the market to be referred to in respect of such currency shall be that upon which a nonresident issuer of securities denominated in such currency would purchase such currency in order to make payments in respect of such securities.

     Payments in the Chosen Currency will be made at the specified office of a paying agent in the country of the Chosen Currency, or, if none, or at the option of the holder, at the specified office of any Paying Agent either by a check drawn on, or by transfer to an account maintained by the holder with, a bank in the principal financial center of the country of the Chosen Currency.

     All determinations referred to above made by, or on behalf of, the Company or by, or on behalf of, the Exchange Rate Agent shall be at such entity's sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on holders of Notes and coupons.

  NOTES DENOMINATED IN THE CURRENCIES OF EC MEMBER STATES

     If, pursuant to the treaty, all or some of the currencies of the member countries of the EC are replaced by the Euro, the payment of principal of, premium, if any, or interest on, the Notes denominated in such currencies shall be effected in Euro in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty.

FOREIGN CURRENCY JUDGMENTS

     The Notes will be governed by and construed in accordance with the law of the State of New York. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar. A 1987 amendment to the Judiciary Law of the State of New York provides, however, that an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the principal U.S. Federal income tax consequences resulting from the beneficial ownership of Notes by certain persons. This summary does not purport to consider all the possible U.S. Federal tax consequences of the purchase, ownership or disposition of the Notes and is not intended to reflect the individual tax position of any beneficial owner. It deals only with Notes and currencies or composite currencies other than U.S. dollars ('Foreign Currency') held as capital assets. Moreover, except as expressly indicated, it addresses initial purchasers and does not address beneficial owners that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or currencies, Notes (or Foreign Currency) held as a hedge against currency risks or as part of a straddle with other investments or as part of a 'synthetic security' or other integrated investment (including a 'conversion transaction') comprised of a Note and one or more other investments, or situations in which the 'functional currency' of the beneficial owner is not the U.S. dollar. Except to the extent discussed below under 'Non-U.S. Holders', this summary applies only to U.S. Holders (as defined below). This summary is based upon the U.S. Federal tax laws and regulations as now in effect and as currently interpreted and does not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively. It does not include any description of the tax laws of any state, local or foreign governments that may be applicable to the Notes or holders thereof. Persons considering the purchase of Notes should consult their own tax advisors concerning the application of the U.S. Federal tax laws to their particular situations as well as any consequences to them under the laws of any other taxing jurisdiction.

     As used herein, the term 'U.S. Holder' means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust described in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the 'Code') or (iv) a person otherwise subject to United States Federal income taxation on its worldwide income regardless of its source. As used herein, the term 'Non-U.S. Holder' means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

PAYMENTS OF INTEREST

     In general, interest on a Note, whether payable in U.S. dollars or a Foreign Currency (other than certain payments on a Discount Note, as defined and described below under 'Original Issue Discount'), will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the U.S. Holder's method of accounting for tax purposes. If an interest payment is denominated on or determined by reference to a Foreign Currency, then special rules, described below under 'Foreign Currency Notes', apply.

ORIGINAL ISSUE DISCOUNT

     The following discussion summarizes the U.S. Federal income tax consequences to U.S. Holders of Notes issued with original issue discount for Federal income tax purposes ('OID'). The basic rules for reporting OID are contained in the Code and the Treasury regulations thereunder (the 'OID Regulations').

     Special rules apply to OID on a Discount Note that is denominated in Foreign Currency. See 'Foreign Currency Notes-Foreign Currency Discount Notes'.

     GENERAL. A Note will be treated as issued with OID (a 'Discount Note') if the excess of the Note's 'stated redemption price at maturity' over its issue price is greater than a de minimis amount (set forth in the Code and the OID Regulations). Generally, the issue price of a Note (or any Note that is part of an issue of Notes) will be the first price at which a substantial amount of Notes that are part of such issue of Notes is sold to the public (other than to underwriters, placement agents or wholesalers). Under the OID Regulations, the 'stated redemption price at maturity' of a Note is the sum of all payments provided by the Note that are not payments of 'qualified stated interest'. A 'qualified stated interest' payment includes any stated interest payment on a Note that is unconditionally payable in cash or property (other than debt instruments of the Company) at least annually at a single fixed rate (or at certain floating rates) that appropriately takes into account the length of the interval between stated interest payments. The applicable Pricing Supplement will state whether a particular issue of Notes will constitute an issue of Discount Notes.

     In general, if the excess of a Note's stated redemption price at maturity over its issue price is de minimis, then such excess constitutes 'de minimis OID'. Under the OID Regulations, unless the election described below under 'Election to Treat All Interest as Original Issue Discount' is made, such a Note will not be treated as issued with OID (in which case the following paragraphs under 'Original Issue Discount' will not apply) and a U.S. Holder of such a Note will recognize capital gain with respect to such de minimis OID as stated principal payments on the Note are made. The amount of such gain with respect to each such payment will equal the product of the total amount of the Note's de minimis OID and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note.

     In certain cases, Notes that bear stated interest and are issued at par may be deemed to bear OID for Federal income tax purposes, with the result that the inclusion of interest in income for Federal income tax purposes may vary from the actual cash payments of interest made on such Notes, generally accelerating income for cash method taxpayers. Under the OID Regulations, a Note may be a Discount Note where, among other things, (i) a Floating Rate Note provides for a maximum interest rate or a minimum interest rate that is reasonably expected as of the issue date to cause the yield on the debt instrument to be significantly less, in the case of a maximum rate, or more, in the case of a minimum rate, than the expected yield determined without the maximum or minimum rate, as the case may be; (ii) a Floating Rate Note provides for significant front-loading or back-loading of interest; or (iii) a Note bears interest at a floating rate in combination with one or more other floating or fixed rates. Notice will be given in the applicable Pricing Supplement when the Company determines that a particular Note will be a Discount Note. Unless specified in the applicable Pricing Supplement, Floating Rate Notes will not be Discount Notes.

     The Code and the OID Regulations provide rules that require a U.S. Holder of a Discount Note having a maturity of more than one year from its date of issue to include OID in gross income before the receipt of cash attributable to such income, without regard to the holder's method of accounting for tax purposes. The amount of OID includible in gross income by a U.S. Holder of a Discount Note is the sum of the 'daily portions' of OID with respect to the Discount Note for each day during the taxable year or portion of the taxable year in which the U.S. Holder holds such Discount Note ('accrued OID'). The daily portion is determined by allocating to each day in any 'accrual period' a pro rata portion of the OID allocable to that accrual period. Under the OID Regulations, accrual periods with respect to a Note may be any set of periods (which may be of varying lengths) selected by the U.S. Holder as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on the first day or final day of an accrual period.

     The amount of OID allocable to an accrual period equals the excess of (a) the product of the Discount Note's adjusted issue price at the beginning of the accrual period and the Discount Note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any payments of qualified stated interest on the Discount Note allocable to the accrual period. The 'adjusted issue price' of a Discount Note at the beginning of the first accrual period is the issue price and at the beginning of any accrual period thereafter is (x) the sum of the issue price of such Discount Note, the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition premium or bond premium, which are discussed below), and the amount of any qualified stated interest on the Note that has accrued prior to the beginning of the accrual period but is not payable until a later date, less
(y) any prior payments on the Discount Note that were not qualified stated interest payments. If a payment (other than a payment of qualified stated interest) is made on the first day of an accrual period, then the adjusted issue price at the beginning of such accrual period is reduced by the amount of the payment. If a portion of the initial purchase price of a Note is attributable to interest that accrued prior to the Note's issue date, the first stated interest payment on the Note is to be made within one year of the Note's issue date and such payment will equal or exceed the amount of pre-issuance accrued interest, then the issue price will be decreased by the amount of pre-issuance accrued interest, in which case a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Note.

     The OID Regulations contain certain special rules that generally allow any reasonable method to be used in determining the amount of OID allocable to a short initial accrual period (if all other accrual periods are of equal length) and require that the amount of OID allocable to the final accrual period equal the excess of the amount payable at the maturity of the Discount Note (other than any payment of qualified stated interest) over the Discount Note's adjusted issue price as of the beginning of such final accrual period. In addition, if an interval between payments of qualified stated interest on a Discount Note contains more than one accrual period, then the amount of qualified stated interest payable at the end of such interval is allocated pro rata (on the basis of their relative lengths) between the accrual periods contained in the interval.

     U.S. Holders of Discount Notes generally will have to include in income increasingly greater amounts of OID over the life of the Notes.

     ACQUISITION PREMIUM. A U.S. Holder that purchases a Discount Note at its original issuance for an amount in excess of its issue price but less than its stated redemption price at maturity (any such excess being 'acquisition premium'), and that does not make the election described below under 'Original Issue Discount--Election To Treat All Interest as Original Issue Discount', is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the excess of the U.S. Holder's purchase price for the Note over the adjusted issue price, and the denominator of which is the excess of the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, over the Note's adjusted issue price. Alternatively, a U.S. Holder may elect to compute OID accruals as described under 'Original Issue Discount--General' above, treating the U.S. Holder's purchase price as the issue price.

     OPTIONAL REDEMPTION. If the Company has an option to redeem a Discount Note, or the holder has an option to cause a Discount Note to be repurchased, prior to the Discount Note's stated maturity, such option will be presumed to be exercised if, by utilizing any date on which such Discount Note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of such Discount Note (the 'redemption price') as the stated redemption price at maturity, the yield on the Discount Note would be (i) in the case of an option of the Company, lower than its yield to stated maturity, or (ii) in the case of an option of the holder, higher than its yield to stated maturity. If such option is not in fact exercised when presumed to be exercised, the Note would be treated solely for OID purposes as if it were redeemed or repurchased, and a new Note were issued, on the presumed exercise date for an amount equal to the Discount Note's adjusted issue price on that date.

     SHORT-TERM NOTES. Under the Code, special rules apply with respect to OID on Notes that mature one year or less from the date of issuance ('Short-Term Notes'). In general, a cash basis U.S. Holder of a Short-Term Note is not required to include OID in income as it accrues for U.S. Federal income tax purposes unless it elects to do so. Accrual basis U.S. Holders and certain other U.S. Holders, including banks, regulated investment companies, dealers in securities and cash basis U.S. Holders who so elect, are required to include OID in income as it accrues on Short-Term Notes on a straight-line basis or, at the election of the U.S. Holder, under the constant yield method (based on daily compounding). In the case of U.S. Holders not required and not electing to include OID in income currently, any gain realized on the sale or retirement of Short-Term Notes will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the original issue discount under the constant yield method) through the date of sale or retirement. U.S. Holders who are not required and do not elect to include OID on Short-Term Notes in income as it accrues will be required to defer deductions for interest on borrowings allocable to Short-Term Notes in an amount not exceeding the deferred income until the deferred income is realized.

     Any U.S. Holder of a Short-Term Note can elect to apply the rules in the preceding paragraph taking into account the amount of 'acquisition discount', if any, with respect to the Note (rather than the OID with respect to such Note). Acquisition discount is the excess of the stated redemption price at maturity of the Short-Term Note over the U.S. Holder's purchase price therefor. Acquisition discount will be treated as accruing on a ratable basis or, at the election of the U.S. Holder, on a constant-yield basis.

     For purposes of determining the amount of OID subject to these rules, the OID Regulations provide that no interest payments on a Short-Term Note are qualified stated interest, but instead such interest payments are included in the Short-Term Note's stated redemption price at maturity. Actual receipt of stated interest will be taxable to the extent of accrued OID at the time of receipt.

NOTES PURCHASED AT A PREMIUM

     Under the Code, a U.S. Holder that purchases a Note for an amount in excess of its principal amount will not be subject to the OID rules and may elect to treat such excess as 'amortizable bond premium', in which case the amount of qualified stated interest required to be included in the U.S. Holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the Note's yield to maturity) to such year. Any election to amortize bond premium is applicable to all bonds (other than bonds the interest on which is excludable from gross income) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and may not be revoked without the consent of the Internal Revenue Service ('IRS'). A U.S. Holder that does not elect to amortize bond premium will generally be entitled to treat the premium as capital loss when the Note matures. See also 'Election to Treat All Interest as Original Issue Discount'.

NOTES PURCHASED AT A MARKET DISCOUNT

     A Note, other than a Short-Term Note, will be treated as issued at a market discount (a 'Market Discount Note') if the amount for which a U.S. Holder purchased the Note is less than the Note's issue price, subject to a de minimis rule similar to the rule relating to de minimis OID described under 'Original Issue Discount--General'.

     In general, any partial payment of principal on, or gain recognized on the maturity or disposition of a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Note. Alternatively, a U.S. Holder of a Market Discount Note may elect to include market discount in income currently over the life of the Market Discount Note. Such an election applies to all debt instruments with market discount acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

     Market discount accrues on a straight-line basis unless the U.S. Holder elects to accrue such discount on a constant yield to maturity basis. Such an election is applicable only to the Market Discount Note with respect to which it is made and is irrevocable. A U.S. Holder of a Market Discount Note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Note in an amount not exceeding the accrued market discount on such Note until the maturity or disposition of such Note.

     The market discount rules do not apply to a Short-Term Note.

ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT

     Any U.S. Holder may elect to include in gross income all interest that accrues on a Note using the constant yield method described above under the heading 'Original Issue Discount--General,' with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis OID, market discount, acquisition discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium.


     In applying the constant yield method to a Note with respect to which this election has been made, the issue price of the Note will equal the electing U.S. Holder's adjusted basis in the Note immediately after its acquisition, the issue date of the Note will be the date of its acquisition by the electing U.S. Holder, and no payments on the Note will be treated as payments of qualified stated interest. This election is generally applicable only to the Note with respect to which it is made and may not be revoked without the consent of the IRS. If this election is made with respect to a Note with amortizable bond premium, the electing U.S. Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludable from gross income) held by such electing U.S. Holder as of the beginning of the taxable year in which the Note with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.

     If the election described above to apply the constant yield method to all interest on a Note is made with respect to a Market Discount Note, as defined above, then the electing U.S. Holder will be treated as having made the election discussed above under 'Notes Purchased at a Market Discount' to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such U.S. Holder.

PURCHASE, SALE AND RETIREMENT OF THE NOTES

     A U.S. Holder's tax basis in a Note generally will equal its U.S. dollar cost (which, in the case of a Note purchased with a Foreign Currency, will be the U.S. dollar value of the purchase price on the date of purchase), increased by the amount of any OID or market discount (or acquisition discount, in the case of a Short-Term Note) included in the U.S. Holder's income with respect to the Note and the amount, if any, of income attributable to de minimis OID included in the U.S. Holder's income with respect to the Note, and reduced by the sum of (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the Note. A U.S. Holder generally will recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement and the U.S. Holder's tax basis in the Note. The amount realized on a sale or retirement for an amount in Foreign Currency will be the U.S. dollar value of such amount on the date of sale or retirement. Except to the extent described above under 'Original Issue Discount--Short Term Notes' or 'Market Discount' or below under 'Foreign Currency Notes--Exchange Gain or Loss', and except to the extent attributable to accrued but unpaid interest, gain or loss recognized on the sale or retirement of a Note will be capital gain or loss and will be long-term capital gain or loss.

FOREIGN CURRENCY NOTES


     INTEREST PAYMENTS. If an interest payment is denominated in or determined by reference to a Foreign Currency, the amount of income recognized by a cash basis U.S. Holder will be the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. Accrual basis U.S. Holders may determine the amount of income recognized with respect to such interest payment in accordance with either of two methods. Under the first method, the amount of income recognized will be based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, the partial period within the taxable year). Upon receipt of an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a Note) determined by reference to a Foreign Currency, an accrual basis U.S. Holder will recognize ordinary income or loss measured by the difference between such average exchange rate and the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. Under the second method, an accrual basis U.S. Holder may elect to translate interest income into U.S. dollars at the spot exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, at the exchange rate in effect on the last day of the partial period within the taxable year. Additionally, if a payment of interest is actually received within five business days of the last day of the accrual period or taxable year, an accrual basis U.S. Holder applying the second method may instead translate such accrued interest into U.S. dollars at the spot exchange rate in effect on the day of actual receipt (in which case no exchange gain or loss will result). Any election to apply the second method will apply to all debt instruments held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder and may not be revoked without the consent of the IRS.

     EXCHANGE OF AMOUNTS IN OTHER THAN U.S. DOLLARS. Foreign Currency received as interest on a Note or on the sale or retirement of a Note will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time of such sale or retirement, as the case may be. Foreign Currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the Foreign Currency on the date of purchase. Any gain or loss recognized on a sale or other disposition of a Foreign Currency (including its use to purchase Notes or upon exchange for U.S. dollars) will be ordinary income or loss.

     FOREIGN CURRENCY DISCOUNT NOTES. OID for any accrual period on a Discount Note that is denominated in a Foreign Currency will be determined in the Foreign Currency and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis U.S. Holder. Upon receipt of an amount attributable to OID (whether in connection with a payment of interest or the sale or retirement of a Note), a U.S. Holder may recognize ordinary income or loss.

     AMORTIZABLE BOND PREMIUM. In the case of a Note that is denominated in a Foreign Currency, bond premium will be computed in units of Foreign Currency, and amortizable bond premium will reduce interest income in units of the Foreign Currency. At the time amortized bond premium offsets interest income, a U.S. Holder may realize ordinary income or loss, measured by the difference between exchange rates at that time and at the time of the acquisition of the Notes.

     MARKET DISCOUNT. Market discount is determined in units of the Foreign Currency. Accrued market discount that is required to be taken into account on the maturity or upon disposition of a Note is translated into U.S. dollars at the exchange rate on the maturity or the disposition date, as the case may be (and no part is treated as exchange gain or loss). Accrued market discount currently includible in income by an electing U.S. Holder is translated into U.S. dollars at the average exchange rate for the accrual period (or the partial accrual period during which the U.S. Holder held the Note), and exchange gain or loss is determined on maturity or disposition of the Note (as the case may be) in the manner described above under 'Foreign Currency Notes--Interest Payments' with respect to the computation of exchange gain or loss on the receipt of accrued interest by an accrual method holder.

     EXCHANGE GAIN OR LOSS. Gain or loss recognized by a U.S. Holder on the sale or retirement of a Note that is attributable to changes in exchange rates will be treated as ordinary income or loss. However, exchange gain or loss is taken into account only to the extent of total gain or loss realized on the transaction.

INDEXED NOTES

     The applicable Pricing Supplement will contain a discussion of any special U.S. Federal income tax rules with respect to Indexed Notes.

NON-U.S. HOLDERS

     Subject to the discussion of backup withholding below, payments of principal (and premium, if any) and interest (including OID) by the Company or any agent of the Company (acting in its capacity as such) to any Non-U.S. Holder will not be subject to U.S. Federal withholding tax, provided, in the case of interest (including OID), that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Non-U.S. Holder is not a controlled foreign corporation for U.S. tax purposes that is related to the Company (directly or indirectly) through stock ownership, and (iii) either (A) the Non-U.S. Holder certifies to the Company or its agent under penalties of perjury that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a 'financial institution') and holds the Note certifies to the Company or its agent under penalties of perjury that such statement has been received from the Non-U.S. Holder by it or by another financial institution and furnishes the payor with a copy thereof. A Non-U.S. Holder of a Note providing for payments of contingent interest within the meaning of Section 871(h) of the Code, will not, however, be exempt from U.S. Federal withholding tax with respect to payments of such contingent interest. The applicable Pricing Supplement will contain a description of U.S. Federal withholding tax consequences to Non-U.S. Holders of a purchase of a Note providing for payments of such contingent interest.


     If a Non-U.S. Holder is engaged in a trade or business in the United States and interest (including OID) on the Note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph (provided that such holder furnishes a properly executed IRS Form 4224 on or before any payment date to claim such exemption), may be subject to U.S. Federal income tax on such interest (or OID) in the same manner as if it were a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest (including OID) on a Note will be included in the earnings and profits of such holder if such interest (or OID) is effectively connected with the conduct by such holder of a trade or business in the United States. In lieu of the certificate described in the preceding paragraph, such a holder must provide the payor with a properly executed IRS Form 4224 to claim an exemption from U.S. Federal withholding tax.

     Any capital gain, market discount or exchange gain realized on the sale, exchange, retirement or other disposition of a Note by a Non-U.S. Holder will not be subject to U.S. Federal income or withholding taxes if (i) such gain is not effectively connected with a U.S. trade or business of the Non-U.S. Holder and (ii) in the case of an individual, such Non-U.S. Holder (A) is not present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition or (B) does not have a tax home (as defined in Section 911(d)(3) of the Code) in the United States in the taxable year of the sale, exchange, retirement or other disposition and the gain is not attributable to an office or other fixed place of business maintained by such individual in the United States.

     Notes held by an individual who is neither a citizen nor a resident of the United States for U.S. Federal tax purposes at the time of such individual's death will not be subject to U.S. Federal estate tax, provided that the income from such Notes was not or would not have been effectively connected with a U.S. trade or business of such individual and that such individual qualified for the exemption from U.S. Federal withholding tax (without regard to the certification requirements) described above.

     PURCHASERS OF NOTES THAT ARE NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICABILITY OF UNITED STATES WITHHOLDING AND OTHER TAXES UPON INCOME REALIZED IN RESPECT OF THE NOTES.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     For each calendar year in which the Notes are outstanding, the Company is required to provide the IRS with certain information, including the holder's name, address and taxpayer identification number (either the holder's Social Security number or its employer identification number, as the case may be), the aggregate amount of principal and interest paid (including OID, if any) to that holder during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain U.S. Holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts.

     In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, the Company, its agents or paying agents or a broker may be required to 'backup' withhold a tax equal to 31% of each payment of interest (including OID) and principal (and premium, if any) on the Notes. This backup withholding is not an additional tax and may be credited against the U.S. Holder's U.S. Federal income tax liability, provided that the required information is furnished to the IRS.

     Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by the Company or any agent thereof (in its capacity as such) to a Non-U.S. Holder of a Note if such holder has provided the required certification that it is not a United States person as set forth in clause (iii) in the first paragraph under 'Non-U.S. Holders' above, or has otherwise established an exemption (provided that neither the Company nor its agent has actual knowledge that the holder is a United States person or that the conditions of any exemption are not in fact satisfied). Recently adopted Treasury regulations may effect the method of certification as to non-U.S. status for payments made to Non-U.S. Holders after December 31, 1998. A Non-U.S. Holder should discuss with its tax advisor the effect on it, if any, of such regulations.

     Payment of the proceeds from the sale of a Note to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, information reporting may apply to such payments. Payment of the proceeds from a sale of a Note to or through the U.S. Office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuous basis by the Company through the Agents, who have agreed to use their reasonable efforts to solicit orders to purchase Notes. The Company may also offer and sell Notes directly to purchasers on its own behalf from time to time. The Company will have the sole right to accept orders to purchase Notes and may reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its sole discretion reasonably exercised and without notice to the Company, to reject any proposed purchase of Notes through it in whole or in part. The Company will pay each Agent a commission of .125% to .750% of the principal amount of the Notes sold through such Agent, depending upon the maturity of the Notes sold. Commissions on Notes with a maturity of more than 30 years will be negotiated at the time of sale. No commission will be payable on any sales made directly by the Company.

     The Company may also sell Notes at a discount to any Agent for its own account or for resale to one or more purchasers at varying prices related to prevailing market prices at the time of resale or, if set forth in the applicable Pricing Supplement, at a fixed public offering price, as determined by such Agent. After any initial public offering of Notes to be resold to purchasers at a fixed public offering price, the public offering price and any concession or discount may be changed. In addition, an Agent may offer Notes purchased by it as principal to other dealers. Notes sold by an Agent to a dealer may be resold at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed will not be in excess of the discount received by such Agent from the Company. Unless otherwise specified in the applicable Pricing Supplement, any Note purchased by an Agent as principal will be purchased at 100% of the principal amount or face amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity.

     In connection with an offering, the Agents may purchase and sell the Notes in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover short positions created by the Agents in connection with such offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the price of the Notes; and short positions created by the Agents involve the sale by the Agents of a greater aggregate principal amount of Notes than they are required to purchase from the Company in an offering. The Agents also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in an offering may be reclaimed by the Agents if such Notes are repurchased by the Agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     Concurrently with the offering of the Notes through the Agents or otherwise as described herein, the Company may issue other Debt Securities as described in the accompanying Prospectus. Any such Debt Securities so offered and sold will reduce correspondingly the maximum aggregate principal amount of Notes that may be offered by this Prospectus Supplement.

     Each Agent, whether acting as agent or principal, may be deemed to be an 'underwriter' within the meaning of the Securities Act of 1933 (the 'Securities Act'). The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Agent may be required to make in respect thereof. The Company has also agreed to reimburse the Agents for certain other expenses.

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange and will not have an established trading market when issued. An Agent may make a market in the Notes, but such Agent is not obligated to do so and may discontinue market-making at any time without notice. There can be no assurance of a secondary market for any Notes or that the Notes will be sold.

     Each Agent and certain of its affiliates may from time to time engage in transactions with, and perform investment banking and commercial lending services for, the Company and certain of its affiliates in the ordinary course of business.

     If holders of Notes purchased directly from the Company encounter difficulties in disposing of their Notes at then current market rates, the Company will give consideration to offers to sell such Notes to the Company on terms reflecting current market conditions at the time of repurchase. However, any such repurchases will be made in the Company's sole discretion, and the Company makes no commitment to repurchase Notes from any purchaser at any time. The Company will agree to reimburse the Agents for certain expenses. The Company may replace the Agents or appoint additional agents in connection with the offering of the Notes from time to time. Payment of the purchase price of Notes will be required to be made in funds immediately available in The City of New York.

                                 LEGAL OPINIONS

     The validity of the Notes offered hereby will be passed upon for the Company by Bryan Cave, L.L.P., Kansas City, Missouri, and for the Agents by Cravath, Swaine & Moore, New York, New York.

PROSPECTUS

BLOCK FINANCIAL CORPORATION

DEBT SECURITIES
FULLY AND UNCONDITIONALLY GUARANTEED BY H&R BLOCK, INC.

Block Financial Corporation (the 'Company' or 'BFC') may offer from time to time, in one or more series, debentures, notes, bonds or other obligations ('Debt Securities'), which may be senior ('Senior Debt Securities') or subordinated ('Subordinated Debt Securities') to other indebtedness of the Company, all having an aggregate initial public offering price not to exceed $1,000,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies, including European Currency Units. The Debt Securities may be offered in separate series in amounts, at prices and on terms to be determined at or prior to the time of sale. The Debt

Securities will be direct unsecured obligations of the Company. The payment of principal, premium, if any, and interest with respect to the Debt Securities will be fully and unconditionally guaranteed by H&R Block, Inc. (the 'Guarantor' or 'Block'), the indirect parent company of BFC.

The specific terms of the Debt Securities with respect to which this Prospectus is being delivered will be set forth in one or more supplements to this Prospectus (each a 'Prospectus Supplement'), together with the terms of the offering and sale of the Debt Securities, the initial offering price and the net proceeds to the Company from the sale thereof. Each Prospectus Supplement will include, among other things, the specific designation, aggregate principal amount, ranking, authorized denomination, maturity, rate or method of calculation of interest and dates for payment thereof, any index or formula for determining the amount of any principal, premium, or interest payment, any exchange, redemption, prepayment or sinking fund provisions, the currency or currency unit in which principal, premium, or interest is payable, whether the securities are issuable in registered form or in the form of global securities, and the designation of the trustee acting under the indenture. Each Prospectus Supplement will also contain information, where applicable, about material United States federal income tax considerations relating to, and any listings on a securities exchange of, the Debt Securities covered by such Prospectus Supplement.

The Company may sell the Debt Securities directly to purchasers, through agents designated from time to time or through underwriters or dealers on terms determined by market conditions at the time of sale. If any agents, underwriters, or dealers are involved in the sale of the Debt Securities, the names of such agents, underwriters or dealers and any applicable commissions or discounts and the net proceeds to the Company from such sale will be set forth in the applicable Prospectus Supplement.

SEE 'RISK FACTORS' BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN ANY DEBT SECURITIES.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF DEBT SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE GUARANTOR, OR ANY UNDERWRITER, AGENT OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE GUARANTOR SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS AND ANY RELATED PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO

SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

The date of this Prospectus is October 17, 1997.

                             AVAILABLE INFORMATION

     The Company and the Guarantor have filed with the Securities and Exchange Commission (the 'Commission') a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the 'Registration Statement') under the Securities Act of 1933, as amended (the 'Securities Act'), for the registration of the Debt Securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to, or incorporated by reference in, the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company, the Guarantor and the Debt Securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and financial statements and notes filed as a part thereof or incorporated by reference therein. Statements made in this Prospectus and in the accompanying Prospectus Supplement concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to, or incorporated by reference in, the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Guarantor is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith the Guarantor files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Guarantor may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549. The Commission maintains an Internet Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. In addition, such material filed by the Guarantor may also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange Incorporated, 301 Pine Street, San Francisco, California 94104, on which exchanges the Common Stock of the Guarantor is listed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Guarantor with the Commission pursuant to the Exchange Act under File No. 1-6089 are incorporated herein by reference and shall be deemed to be a part hereof:


          1. the Guarantor's Annual Report on Form 10-K for the fiscal year ended April 30, 1997 (as amended on Forms 10-K/A for such fiscal year);

          2. the Guarantor's Current Reports on Form 8-K dated July 2, 1997 (as amended on Form 8-K/A filed August 14, 1997), September 7, 1997 and September 25, 1997;

          3. the Guarantor's Quarterly Report on Form 10-Q for the three months ended July 31, 1997 (as amended on Form 10-Q/A filed October 2, 1997).

     All documents filed by the Company or the Guarantor pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. See 'Available Information.' Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein or in any Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith, as indicated above. The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated herein by reference (other than exhibits to such documents unless they are specifically incorporated by reference into such documents). Requests for such copies should be directed to Block Financial Corporation, 4435 Main Street, Suite 500, Kansas City, Missouri 64111, Attention: John R. Cox, telephone (816) 751-6019.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 (the 'Reform Act') provides a 'safe harbor' for certain forward-looking statements contained in this Prospectus, but such safe harbor does not protect any such statements made by or regarding the Company. Certain statements contained in the sections entitled 'The Company' and 'The Guarantor,' and certain statements incorporated by reference from documents filed with the Commission by the Company, are or may constitute forward-looking statements as defined in the Reform Act. However, the safe harbor does not apply to forward-looking statements made in connection with an initial public offering. Since the offering of Debt Securities is an initial public offering by the Company, the safe harbor would not apply to any such forward-looking statements concerning the Company. Because such statements are subject to risks and uncertainties, actual results may differ from those expressed or implied by such forward-looking statements.


                                  THE COMPANY

     BFC is an indirect wholly owned subsidiary of Block. It was organized in May 1992 for the purpose of developing and providing tax-related and technology-related financial services. The principal business activities of BFC include (i) the origination, purchase, servicing, sale and securitization of nonconforming residential mortgages, (ii) the purchase of participation interests in refund anticipation loans ('RALs') made by Beneficial National Bank ('Beneficial') to Block tax customers, (iii) the offering of credit cards for CompuServe Corporation ('CompuServe') and WebBank Corporation, a Utah Industrial Loan Company and wholly owned subsidiary of BFC, (iv) the development, publishing, and marketing of software products designed to assist individuals in managing their personal finances and preparing tax returns, and (v) the offering of equity lines of credit to Block's tax preparation franchisees. BFC's principal executive office is located at 4435 Main Street, Suite 500, Kansas City, Missouri 64111 and its telephone number is (816) 751-6000.

     NONCONFORMING MORTGAGES. BFC operates a nonconforming mortgage origination and funding business in which fixed and adjustable-rate mortgages, including purchase money first mortgages, refinance first mortgages and second mortgages, are offered to the public. Nonconforming mortgages are those that may not be offered through government-sponsored loan agencies.

     In a strategic initiative to develop a retail nonconforming mortgage business, BFC and Block formed H&R Block Mortgage Company, L.L.C. ('Block Mortgage') in August 1995 to offer nonconforming mortgages at H&R Block tax offices. Block Mortgage is a limited liability company in which a subsidiary of Block owns a 99% membership interest and BFC owns a 1% membership interest. During the 1997 tax season, Block Mortgage offered nonconforming mortgages through 31 tax offices in Colorado, Indiana, North Carolina and Virginia. Block Mortgage plans to continue the test of this business in additional tax offices during fiscal year 1998.

     BFC further increased its commitment to the nonconforming mortgage business with its purchase of Option One Mortgage Corporation ('Option One') from Fleet Financial Group, Inc. ('Fleet') in June 1997. Option One engages in the origination, purchase, securitization, sale and servicing of one-to-four family residential mortgage loans made primarily to sub-prime borrowers who do not qualify for loans which conform to FNMA and FHLMC guidelines. Option One is headquartered in Santa Ana, California, and has a network of more than 5,000 mortgage brokers in 46 states. In calendar 1996, Option One originated more than $1 billion in mortgage loans. BFC believes that Option One will provide BFC with experienced associates in the nonconforming mortgage business and assist BFC and Block in handling mortgage applications, processing loans and underwriting mortgages originated through Block Mortgage.

     BFC paid $218.1 million in cash for Option One, consisting of $28.1 million in adjusted stockholder's equity and a premium of $190 million. In addition, BFC made a cash payment of $456 million to Fleet to eliminate intercompany loans made by Fleet to Option One to finance Option One's mortgage loan business. The $456 million payment was recorded as an intercompany loan from BFC to Option One and was repaid by Option One on June 30, 1997, when Option One sold mortgage loans to a third party in the ordinary course of business.

     BFC completed its first securitization of nonconforming mortgage loans on January 30, 1997, through a $102 million asset-backed security issue. Substantially all of the mortgages involved in this securitization were mortgages offered through independent mortgage brokers. On July 30, 1997, BFC completed its second securitization of nonconforming mortgages through a $215 million asset-backed security issue. This securitization included $134 million of mortgages offered through independent mortgage brokers, $81 million of mortgages offered by Option One and $10 million of mortgages offered by Block Mortgage.

     REFUND ANTICIPATION LOANS. In July 1996, BFC announced an agreement with Beneficial to purchase a participation interest in RALs provided by Beneficial to Block tax customers. In the 10-year agreement, BFC agreed to purchase an initial 40% participation interest in such RALs, which interest would be increased to nearly 50% in specific circumstances. As a result, BFC initially has the right to receive 40% of the aggregate payments of principal, interest and other sums due under the RALs, and bears 40% of the credit risk associated with the RALs. BFC's purchases of participation interests are financed through short-term borrowings. BFC bears all of the risks associated with its interests in the RALs. BFC's total RAL revenue in fiscal 1997 was approximately $54.5 million, which generated approximately $8.1 million in pretax profits.

     CREDIT CARDS. BFC offers Gold and Classic versions of two types of co-branded credit cards: CompuServe Visa and WebCard(Service Mark) Visa. The credit cards are issued under a co-branding agreement between BFC and Columbus Bank and Trust Company, Columbus, Georgia. Approximately 110,000 CompuServe Visa credit cards were issued by the end of fiscal 1997, compared to 113,425 credit cards at the end of fiscal 1996. The number of WebCard(Service Mark) Visa accounts at April 30, 1997, was 57,223, compared to approximately 6,000 accounts at the end of fiscal 1996. The aggregate portfolio for the credit cards issued by BFC increased from approximately $165 million at the end of fiscal 1996 to more than $246 million by the end of fiscal 1997.

     While the aggregate number of BFC's credit cards increased during fiscal 1997, bad debt expense associated with such accounts also increased substantially. The increase in bad debt expense resulted from the increase in the credit card receivables portfolio and a deterioration in the credit quality arising from the maturation of the credit card portfolio. Measured as a percentage of the credit card receivables, the bad debt expense increased 40 basis points, from 5.5% to 5.9% during fiscal 1997. Based on the balance of the portfolio at April 30, 1997, every 10 basis point increase in the ratio of bad debt expense to credit card receivables would result in additional expenses of $248,000.

     BFC developed the CONDUCTOR(Registered) service, a technology that facilitates the delivery of financial services online through existing commercial online services, the Internet or directly through leased networks. CONDUCTOR(Registered) features a national online electronic credit card statement that provides the cardholder with access to transaction records and credit availability and the ability to download transactions from the Internet into a personal financial software program. A similar service that allows cardholders access online is offered on CompuServe's information service.

     BFC is evaluating the possible sale of its credit card operations, including its receivables portfolio and the CONDUCTOR(Registered) service.

     SOFTWARE PRODUCTS. BFC's software business develops and markets the Kiplinger TaxCut(Registered) tax preparation software package, and markets the Kiplinger Home Legal Advisor(Service Mark) and Kiplinger Small

Business Attorney(Service Mark) software products. As a result of the increase in sales of the final edition of TaxCut in fiscal 1997, BFC's share in the income tax return preparation software market is now approximately 30%.

     EQUITY LINES OF CREDIT. BFC offers to Block's tax preparation franchisees lines of credit with reasonable interest rates under a program designed to better enable the franchisees to refinance existing business debt, expand or renovate offices or meet off-season cash flow needs. A franchise equity loan is a revolving line of credit secured by the H&R Block franchise and the underlying business.

                                 THE GUARANTOR

     Block is a diversified services corporation that was organized in 1955 under the laws of Missouri. It is the parent corporation in a two-tier holding company structure following a 1993 corporate restructuring. The second-tier holding company is H&R Block Group, Inc., which is the direct owner of (i) all of the shares of H&R Block Tax Services, Inc. ('Tax Services'), a subsidiary involved in the business of income tax return preparation, electronic filing of income tax returns and the performance of other tax related services in the United States, (ii) approximately 80.1% of the shares of CompuServe, a corporation that offers worldwide online and Internet access services to consumers and worldwide network access, management and applications, and Internet services to businesses, and (iii) all of the shares of BFC. Indirect subsidiaries of H&R Block Group, Inc. operate income tax return preparation and related services businesses in Canada, Australia, the United Kingdom and Guam, and offer H&R Block franchises in other parts of the world as a part of the operations of H&R Block International. Block's principal executive office is located at 4400 Main Street, Kansas City, Missouri 64111 and its telephone number is (816) 753-6900. Block's common stock is listed on the New York Stock Exchange and Pacific Stock Exchange and is quoted under the symbol 'HRB.'

     TAX SERVICES. The income tax return preparation and related services business is the original core business of Block. These services are provided to the public through a system of offices operated by Block or by others to whom Block has granted franchises. Block and its franchisees provide income tax return preparation services, electronic filing services and other services relating to income tax return preparation in many parts of the world. For U.S. returns, Block offers RALs through Beneficial in conjunction with Block's electronic filing service. Block also markets its income tax preparation knowledge through its income tax training schools.

     Block's tax operations are divided structurally into three areas, each targeting specific markets and focusing on new products and services and areas for expansion. Tax Services focuses on tax business operations in the United States. H&R Block Premium, a division of Tax Services, competes for those clients who typically have more complex income tax returns and features meetings by appointment any time of the year, private offices and more experienced tax return preparers. H&R Block International focuses on strengthening operations in current foreign markets, such as Canada and Australia, and identifying and developing new markets.

     COMPUSERVE. CompuServe was incorporated in Delaware on February 16, 1996. CompuServe is the parent corporation in a holding company structure, and holds all of the outstanding stock of CompuServe Incorporated. CompuServe Incorporated was founded in 1969 as a computer timesharing service and introduced its first online service in 1979. Until April 1996, CompuServe was an indirect wholly owned subsidiary of Block. In April 1996, CompuServe completed an initial public offering of 18,400,000 shares of its common stock. CompuServe's common stock is quoted on the Nasdaq quotation system under the symbol 'CSRV.'

     CompuServe is a worldwide leader in the market for computer-based interactive services and data communications and a pioneer in the development of consumer online and Internet access services. CompuServe was the first online service provider to establish a major international presence, and continues to be one of the largest global online and Internet service providers. CompuServe operates what its management believes is the most extensive network in the world dedicated solely to data transmission.

     CompuServe Interactive Service(Service Mark) ('CSi'), CompuServe's flagship product, offers traditional online services and integrated Internet access. Through SPRYNET(Service Mark), CompuServe also offers a stand-alone Internet-access-only service. Management believes consumer online services are a preferred access vehicle to the Internet for the average user due to the ability of online services to focus and aggregate content and provide centralized billing and support. Management also believes CompuServe's business networking experience and infrastructure position it to be a leader in the commercialization of the Internet.

     On September 7, 1997, the Guarantor entered into an Agreement and Plan of Merger (the 'Merger Agreement') with H&R Block Group, Inc., CompuServe, WorldCom, Inc., a Georgia corporation ('WorldCom'), and Walnut Acquisition Company, L.L.C., a Delaware limited liability company which is wholly owned by WorldCom ('WAC'), pursuant to which WorldCom would acquire CompuServe through a merger of WAC with and into CompuServe (the 'Merger'). At the Effective Time (as defined in the Merger Agreement) each of the CompuServe Common Shares (as defined in the Merger Agreement) outstanding as of the Effective Time will be converted into the right to receive, and there will be paid and issued as provided in the Merger Agreement in exchange for each of the CompuServe Common Shares, 0.40625 of a share of WorldCom Common Stock (as defined in the Merger Agreement), subject to adjustment as provided in the Merger Agreement. Based on the closing price of WorldCom Common Stock on September 5, 1997, the aggregate purchase price for CompuServe is approximately $1.2 billion. Consummation of the Merger is subject to the satisfaction of certain conditions, including, among others, the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any foreign competition law or similar law, the receipt of other required regulatory approvals, and the absence of certain material adverse changes. Consummation of the Merger is also subject to the approval and adoption of the Merger Agreement by the holders of the requisite number of CompuServe Common Shares. The Guarantor has agreed to vote all of the shares directly or indirectly owned by it in favor of the Merger Agreement and the Merger, which number of shares is sufficient to approve the Merger Agreement and the Merger. The closing of the Merger is expected to occur as soon as practicable after the satisfaction of all the conditions set forth in the Merger Agreement.

     In fiscal 1997, CompuServe's revenues were $841.9 million, compared to Block's consolidated revenues from continuing operations of $1.097 billion. As of July 31, 1997, CompuServe's total assets were $787.2 million and Block's total assets were $1.876 billion. In fiscal 1997, the net loss of CompuServe was $96 million and the net earnings of Block excluding CompuServe were $143.8 million.

     The Guarantor believes it is likely that the conditions to the consummation of the Merger will be satisfied and that the Merger will be consummated. However, there can be no assurance that all conditions will be satisfied. If the Merger is not consummated for any reason, the Guarantor will continue to pursue alternatives to complete the separation of CompuServe.

                                USE OF PROCEEDS

     The Company intends to use the net proceeds from the sale of the Debt Securities for general corporate purposes which may include acquisitions, capital expenditures, working capital requirements, repayment of certain indebtedness or for other business purposes. The specific use of proceeds of each sale of Debt Securities will be set forth in each Prospectus Supplement.

                                  RISK FACTORS

     Prospective investors should carefully consider the following risk factors in connection with an investment in any Debt Securities.

                              COMPANY RISK FACTORS

GENERAL LENDING RISKS


     BFC operates financial services businesses which are subject to various business risks, including, but not limited to, the following: the risk that borrowers will not satisfy their payment obligations; the risk, in the case of a nonconforming mortgage loan or a franchisee line of credit loan, that the value of the property securing such loan will not be sufficient to repay the borrower's obligation to BFC upon foreclosure after default; the risk that changes in interest rates after the origination of a loan and prior to its sale may narrow the spread between the cost of BFC's funds and the interest paid by the borrower; the risk, in the case of nonconforming mortgage loans, that a decrease in interest rates could cause an increase in the rate at which outstanding loans are prepaid; and the risk, in the case of credit card loans, of increased bad debt expense as a result of growth and maturation of BFC's loan portfolio, consistent with current trends in the credit card industry.

     Many of the foregoing business risks become more acute in an economic slowdown or recession, which may be accompanied by decreased demand for credit and declining real estate and other asset values. Specifically, in the nonconforming mortgage business, any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings and increases the loan-to-value ratios of loans previously made by BFC, thereby weakening collateral coverage and increasing the possibility of a loss in the event of a default. Delinquencies, foreclosures, repossessions and losses generally increase during economic slowdowns or recessions. Certain of BFC's borrowers may have had past credit problems and in the nonconforming mortgage market the actual rates of delinquencies, foreclosures, repossessions and losses, as applicable, could be higher under adverse economic conditions than those experienced in the mortgage market generally. Any sustained period of increased delinquencies, foreclosures, repossessions, losses or costs could adversely affect BFC's ability to sell nonconforming mortgage loans through securitization or whole loan sales and could increase the cost of selling such loans, which could adversely affect BFC's financial condition or results of operations.

ADVERSE IMPACT OF MORTGAGE LOAN PREPAYMENTS FOLLOWING SECURITIZATION

     BFC sells nonconforming mortgages in both whole loan sales and securitizations. Although significantly more mortgages are currently sold through whole loan sales than through securitization, gains on sales of mortgages through securitization could become a significant component of BFC's reported revenues. The amount of such gains is based on estimates made by management at the time loans are sold about prepayment rates and other matters. The rate of prepayment of loans may be affected by a variety of economic and other factors, including prevailing interest rates and the availability of alternative financing. Decreases in interest rates could cause prepayment rates to increase. The effects of these factors may vary depending on the particular type of loan. Estimates of prepayment rates are made based on management's expectations of future prepayment rates, which are based, in part, on the historic performance of BFC's loans and other considerations. There can be no assurance as to the accuracy of management's estimates. If actual prepayments occur more quickly than was projected at the time loans were sold in a securitization, the carrying value of the residual and servicing assets may have to be written down through a charge to earnings in the period of adjustment.



NEED FOR ADDITIONAL FUNDS AND DEPENDENCE ON LOAN SALES TO FINANCE LENDING ACTIVITIES

     BFC has a continuing need for capital to finance its lending operations. Currently, BFC's principal cash requirements are in connection with loan originations and purchases, purchases of participations in RALs, repayments of outstanding commercial paper, and payments of operating expenses and interest. Loan production is funded principally through the issuance of commercial paper. BFC's outstanding commercial paper is in turn repaid with the proceeds received by BFC from selling nonconforming mortgage loans through securitization or whole loan sales and from collections on credit card receivables and franchisee lines of credit. While BFC believes that it will be able to refinance or otherwise repay its outstanding commercial paper in the normal course of its business, there can be no assurance that BFC will continue to be able to access the commercial paper markets or that other lenders will be willing to extend lines of credit to BFC or that funds otherwise generated from operations will be sufficient to satisfy its obligations. Future financing may involve the issuance of additional Debt Securities.

     BFC relies significantly upon securitizations and whole loan sales to generate cash proceeds for repayment of outstanding commercial paper. Accordingly, adverse changes in the securities markets generally, the asset backed securities and whole loan sale markets, or the credit quality of BFC's loan portfolio could impair BFC's ability to originate, purchase and sell loans or other assets on a favorable or timely basis. Any such impairment could have a material adverse effect upon BFC's business and results of operations. Any delay in the sale of a loan or other asset pool would postpone the recognition of a gain on such loans until their sale. Such delays could cause BFC's earnings to fluctuate from quarter to quarter.

COMPETITION

     The financial services and software businesses in which BFC engages are highly competitive. BFC faces increasing competition as a purchaser and originator of nonconforming mortgage loans and as an issuer of credit cards. Certain large national finance companies, commercial banks, thrifts, credit card originators and conforming mortgage originators, with greater capitalization and financial resources than BFC, have adapted their origination programs and allocated resources to the origination of nonconforming loans. The entrance of these competitors into BFC's nonconforming mortgage or credit card markets could have a material adverse effect on BFC's financial condition and results of operations.

CERTAIN LEGAL RISKS

     BFC's operations and origination activities are subject to extensive laws, regulations, supervision and licensing by federal and state authorities. Regulated matters include, without limitation, maximum interest rates and fees which may be charged by BFC, disclosure in connection with loan originations, credit reporting requirements, servicing requirements, federal and state taxation, and multiple qualification and licensing requirements for doing business in various jurisdictions. There can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future which could make compliance more difficult or expensive.

GOVERNMENT REGULATION OF REFUND ANTICIPATION LOANS

     Repayment of RALs generally depends on Internal Revenue Service ('IRS') direct deposit procedures. A borrower of a RAL directs the IRS to deposit the borrower's federal income tax refund directly into a special bank account maintained at the banking institution that made the RAL. The lending institution then collects the RAL by exercising a right of offset against the bank account. The IRS may from time to time change its direct deposit procedures or may determine not to make direct deposits of all or portions of a borrower's federal income tax refund. Failure by the IRS to make direct deposits of federal income tax refunds may impair the lender's ability to recover a RAL and result in a loss.

     Changes in government regulations applicable to RALs could adversely affect the RAL business and thereby limit the ability of BFC to purchase participation interests in RALs and adversely impact BFC's results of operations.

SEASONALITY OF BUSINESS

     A substantial portion of BFC's revenues are received during the period from January through April of each year since revenues from participations in RALs and sales of tax return preparation software occur during such period.

                             GUARANTOR RISK FACTORS

TAX LEGISLATION

     From time to time, and especially in election years, the subjects of tax simplification, restructuring and reform ('tax reform') are discussed in the American political environment, sometimes leading to proposed legislation to effectuate one or more tax reform ideas. In the past few years, tax reform ideas such as a flat tax, a consumption tax and a national sales tax have been proposed and have received more serious attention than in the past, although none of these tax reform ideas has materialized into effective legislation. Historically, changes in tax laws have increased Block's tax return preparation business because of inherent uncertainties as to the interpretation and application of new changes and, in many cases, the increased complexity in tax law caused by such changes. If enacted, the effect of significant tax reform legislation on Block's business over time is uncertain and such legislation could have a material adverse effect on Block's business and results of operations.

REGULATION OF TAX RETURN PREPARATION, ELECTRONIC FILING AND REFUND ANTICIPATION LOANS


     The federal government regulates the preparation and electronic filing of income tax returns and an electronic filer's involvement in RALs. States that have adopted electronic filing programs for state income tax returns have also enacted laws that regulate electronic filers. In addition, some states and localities have enacted laws and adopted regulations that regulate RAL facilitators and/or the advertisement and offering of electronic filing and RALs. Block cannot predict the affect of the enactment of new statutes or the adoption of new regulations pertaining to its tax return preparation business.

COMPETITION

     The income tax return preparation and electronic filing businesses are highly competitive. Block considers the individual who prepares his own tax return to be its primary competition. The enactment of legislative proposals to reform or simplify the tax system, discussed under 'Tax Legislation' above, may have the effect of increasing the number of self-preparers, which could have a material adverse effect on Block's business and results of operations. In addition to self-preparers, there are a substantial number of tax return preparation firms. Many of these firms, and many firms not involved in the income tax return preparation business, are involved in providing electronic filing and RAL services to the public. Commercial tax return preparers and electronic filers are highly competitive with regard to price, service and reputation for quality.

SEASONALITY OF BUSINESS

     Since most Block customers file their tax returns during the period from January through April of each year, substantially all of Block's revenues from income tax return preparation related services and franchise royalties are received during this period. As a result, Block operates at a loss through the first nine months of its fiscal year.

SALE OF COMPUSERVE

     The sale of Block's interest in CompuServe through a merger with a subsidiary of WorldCom is subject to conditions the satisfaction of which cannot be assured. If such transaction is not consummated for any reason, there can be no assurance that Block will be able to dispose of its interest in CompuServe on terms as favorable as those offered by WorldCom. See 'The Guarantor-- CompuServe.'

                       RATIO OF EARNINGS TO FIXED CHARGES

THE COMPANY

     The following table sets forth the ratio of earnings to fixed charges for the Company for the three months ended July 31, 1997 and for each of the five years ended April 30.


                             THREE MONTHS
                          ENDED JULY 31, 1997    1997     1996     1995    1994    1993
                          -------------------    -----    -----    ----    -----   -----
Ratio of Earnings to              (a)            1.6:1    2.5:1     (b)     (c)    6.9:1
  Fixed Charges........                                                     (d)

           NOTES TO COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges is calculated by dividing (1) pretax earnings from continuing operations plus fixed charges by (2) fixed charges. Fixed charges consist of interest expense and the interest component of rent expense.

(a) Earnings were insufficient to cover fixed charges for the three months ended July 31, 1997 by $6,330.

(b) Earnings were insufficient to cover fixed charges for the year ended April 30, 1995 by $5,788.

(c) Earnings were insufficient to cover fixed charges for the year ended April 30, 1994 by $15,644.

(d) Earnings for the year ended April 30, 1994 included a nonrecurring charge of $25,072 for purchased research and development related to the acquisition of MECA Software, Inc. as disclosed in the 'Acquisitions' note to the Guarantor's consolidated financial statements for the year ended April 30, 1996. If such charges had not occurred, the ratio of earnings to fixed charges would have been 4.2:1.

THE GUARANTOR

     The following table sets forth the ratio of earnings to fixed charges for the Guarantor on a consolidated basis for the three months ended July 31, 1997 and for each of the five years ended April 30, which ratios are based on the historical consolidated financial statements of the Guarantor.

                           THREE MONTHS
                        ENDED JULY 31, 1997    1997      1996     1995       1994       1993
                        -------------------   -------   ------   -------   --------    ------
Ratio of Earnings to
  Fixed Charges........     (a)                4.8:1    5.9:1     5.0:1    5.5:1(b)    6.2:1

           NOTES TO COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges is calculated by dividing (1) pretax earnings from continuing operations plus fixed charges by (2) fixed charges.

Fixed charges consist of interest expense and the interest component of rent expense.

(a) Earnings were insufficient to cover fixed charges for the three months ended July 31, 1997 by $55,509.

(b) Earnings for the year ended April 30, 1994 included a nonrecurring charge of $25,072 for purchased research and development related to the acquisition of MECA Software, Inc. as disclosed in the 'Acquisitions' note to the Guarantor's consolidated financial statements for the year ended April 30, 1996. If such charges had not occurred, the ratio of earnings to fixed charges would have been 6.6:1.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities and Guarantees sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities and Guarantees, reference must be made to both the Prospectus Supplement relating thereto and to the following description.

     The Debt Securities will be general obligations of the Company and may be Senior Debt Securities or Subordinated Debt Securities. Senior Debt Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Company. The Subordinated Debt Securities will be subordinate in right of payment to 'Senior Indebtedness' (as defined below) of the Company to the extent set forth in the Prospectus Supplement relating thereto. See 'Description of Debt Securities--Subordination' below. The Guarantor will irrevocably and unconditionally guarantee payments of principal, interest and premium, if any, on the Debt Securities. Debt Securities and Guarantees will be issued under an indenture (the 'Indenture') to be entered into between the Company, the Guarantor and Bankers Trust Company (the 'Trustee'). A copy of the form of Indenture has been filed as an exhibit to the Registration Statement filed with the Commission. The following discussion of certain provisions of the Indenture is a summary only and does not purport to be a complete description of the terms and provisions of the Indenture. Accordingly, the following discussion is qualified in its entirety by reference to the provisions of the Indenture, including the definition therein of terms used below with their initial letters capitalized.

GENERAL

     The Indenture does not limit the aggregate principal amount of Debt Securities that can be issued thereunder. The Debt Securities may be issued in one or more series as may be authorized from time to time by the Company.

Reference is made to the applicable Prospectus Supplement for the following terms of the Debt Securities of the series with respect to which such Prospectus Supplement is being delivered:

          (a) The title of Debt Securities of the series;

          (b) Any limit on the aggregate principal amount of the Debt Securities of the series that may be authenticated and delivered under the Indenture;

          (c) The date or dates on which the principal and premium, if any, with respect to the Debt Securities of the series are payable;

          (d) The rate or rates (which may be fixed or variable) at which the Debt Securities of the series shall bear interest (if any) or the method of determining such rate or rates, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable or the method by which such date will be determined, the record dates for the determination of Holders thereof to whom such interest is payable (in the case of Registered Securities), and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

          (e) The Place or Places of Payment, if any, in addition to or instead of the corporate trust office of the Trustee where the principal, premium, if any, and interest with respect to Debt Securities of the series shall be payable;

          (f) The price or prices at which, the period or periods within which, and the terms and conditions upon which Debt Securities of the series may be redeemed, in whole or in part, at the option of the Company or otherwise;

          (g) The obligation, if any, of the Company to redeem, purchase, or repay Debt Securities of the series pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof and the price or prices at which, the period or periods within which, and the terms and conditions upon which Debt Securities of the series shall be redeemed, purchased, or repaid, in whole or in part, pursuant to such obligations;

          (h) The terms, if any, upon which the Debt Securities of the series may be convertible into or exchanged for other Debt Securities of the Company and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other provision in addition to or in lieu of those described herein;

          (i) If other than denominations of $1,000 or any integral multiple thereof, the denominations in which Debt Securities of the series shall be issuable;


          (j) If the amount of principal, premium, if any, or interest with respect to the Debt Securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

          (k) If the principal amount payable at the stated maturity of Debt Securities of the series will not be determinable as of any one or more dates prior to such stated maturity, the amount that will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof that will be due and payable upon any maturity other than the stated maturity or that will be deemed to be outstanding as of any such date (or, in such case, the manner in which such deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in United States currency;

          (l) Any changes or additions to the provisions of the Indenture dealing with defeasance, including the addition of additional covenants that may be subject to the Company's covenant defeasance option;

          (m) The coin or currency or currencies or units of two or more currencies in which payment of the principal and premium, if any, and interest with respect to Debt Securities of the series shall be payable;

          (n) If other than the principal amount thereof, the portion of the principal amount of Debt Securities of the series which shall be payable upon declaration of acceleration or provable in bankruptcy;

          (o) The terms, if any, of the transfer, mortgage, pledge or assignment as security for the Debt Securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act are applicable and any corresponding changes to provisions of the Indenture as currently in effect;

          (p) Any addition to or change in the Events of Default with respect to the Debt Securities of the series and any change in the right of the Trustee or the holders to declare the principal of and interest on, such Debt Securities due and payable;

          (q) If the Debt Securities of the series shall be issued in whole or in part in the form of a Global Security, the terms and conditions, if any, upon which such Global Security may be exchanged in whole or in part for other individual Debt Securities in definitive registered form and the Depositary for such Global Security;

          (r) Any trustees, authenticating or paying agents, transfer agents or registrars;

          (s) The applicability of, and any addition to or change in the covenants and definitions currently set forth in the Indenture or in the terms relating to permitted consolidations, mergers, or sales of assets, including conditioning any merger, conveyance, transfer or lease permitted by the

     Indenture upon the satisfaction of an Indebtedness coverage standard by the Company and Successor Company;

          (t) The terms, if any, of any Guarantee (other than the Guarantee of the Guarantor) of the payment of principal of, and premium, if any, and interest on, Debt Securities of the series and any corresponding changes to the provisions of the Indenture as currently in effect;

          (u) The subordination, if any, of the Debt Securities of the series pursuant to the Indenture and any changes or additions to the provisions of the Indenture relating to subordination;

          (v) With regard to Debt Securities of the series that do not bear interest, the dates for certain required reports to the Trustee; and

          (w) Any other terms of the Debt Securities of the series (which terms shall not be prohibited by the Indenture).

     The Prospectus Supplement will also describe any material United States federal income tax consequences or other special considerations applicable to the series of Debt Securities to which such Prospectus Supplement relates, including those applicable to (a) Debt Securities with respect to which payments of principal, premium, or interest are determined with reference to an index or formula (including changes in prices of particular securities, currencies, or commodities), (b) Debt Securities with respect to which principal, premium, or interest is payable in a foreign or composite currency, (c) Debt Securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates ('Original Issue Discount Debt Securities'), and (d) variable rate Debt Securities that are exchangeable for fixed rate Debt Securities.

     Payments of interest on Debt Securities shall be made at the corporate trust office of the Trustee or at the option of the Company by check mailed to the registered holders thereof or, if so provided in the applicable Prospectus Supplement, at the option of a Holder by wire transfer to an account designated by such Holder.

     Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States or at the office of the Trustee or the Trustee's agent in the Borough of Manhattan, the City and State of New York, at which its corporate agency business is conducted, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith.

GUARANTEES

     The Guarantor will irrevocably and unconditionally guarantee to each holder of a Debt Security the due and punctual payment of the principal of, and any premium and interest on, such Debt Security, when and as the same shall become due and payable, whether at maturity, upon acceleration, by call for redemption or otherwise. The Guarantor has (a) agreed that its obligations under the Guarantees in the event of an Event of Default will be as if it were principal obligor and not merely surety, and will be enforceable irrespective of any invalidity, irregularity or unenforceability of any series of the Debt Securities or the Indenture or any supplement thereto and (b) waived its right to require the Trustee or the Holders to pursue or exhaust its legal or equitable remedies against the Company prior to exercising its rights under the Guarantees.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more fully registered global securities (a 'Global Security') that will be deposited with a depositary (the 'Depositary'), or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series. In such case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary ('participants'). The amounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interest through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or Holders thereof under the Indenture.

     Principal, premium, if any, and interest payments on Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Global Security. None of the Company, the Trustee or any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for any Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium, or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in 'street name', and will be the responsibility of such participants.

     If the Depositary for any Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within ninety days, the Company will issue such Debt Securities in definitive form in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such Debt Securities.

SUBORDINATION

     Debt Securities may be subordinated ('Subordinated Debt Securities') to senior debt to the extent set forth in the Prospectus Supplement relating thereto.

     Subordinated Debt Securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the Prospectus Supplement relating to such Subordinated Debt Securities, to the prior payment of all Indebtedness of the Company that is designated as 'Senior Indebtedness'

(as defined in the Indenture) with respect to such Subordinated Debt Securities. Senior Indebtedness, with respect to any series of Subordinated Debt Securities, will consist of (a) any and all amounts payable under or with respect to the Company's Indebtedness to banks and (b) any other Indebtedness of the Company that is designated in a resolution of the Company's Board of Directors or the supplemental Indenture establishing such series as Senior Indebtedness with respect to such series.

     Upon any payment or distribution of assets of the Company to creditors or upon a total or partial liquidation or dissolution of the Company or in a bankruptcy, receivership, or similar proceeding relating to the Company or its property, holders of Senior Indebtedness shall be entitled to receive payment in full in cash of the Senior Indebtedness before holders of Subordinated Debt Securities shall be entitled to receive any payment of principal, premium, or interest with respect to the Subordinated Debt Securities, and until the Senior Indebtedness is paid in full, any distribution to which holders of Subordinated Debt Securities would otherwise be entitled shall be made to the Holders of Senior Indebtedness (except that such Holders may receive shares of stock and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the Subordinated Debt Securities).

     The Company may not make any payments or principal, premium, or interest with respect to Subordinated Debt Securities, make any deposit for the purpose of defeasance of such Subordinated Debt Securities, or repurchase, redeem, or otherwise retire (except, in the case of Subordinated Debt Securities that provide for a mandatory sinking fund, by the delivery of Subordinated Debt Securities by the Company to the Trustee in satisfaction of the Company's sinking fund obligation) any Subordinated Debt Securities if (a) any principal, premium, if any, or interest with respect to Senior Indebtedness is not paid within any applicable grace period (including at maturity) or (b) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms, unless, in either case, the default has been cured or waived and such acceleration has been rescinded, such Senior Indebtedness has been paid in full in cash, or the Company and the Trustee receive written notice approving such payment from the representatives of each issue of 'Designated Senior Indebtedness' (which will include the Bank Indebtedness and any other specified issue of Senior Indebtedness. During the continuance of any default (other than a default described in clause (a) or (b) above) with respect to any Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Subordinated Debt Securities for a period (the 'Payment Blockage Period') commencing on the receipt by the Company and the Trustee of written notice of such default from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period (a 'Blockage Notice'). The Payment Blockage Period may be terminated before its expiration by written notice to the Trustee and the Company from the person who gave the Blockage Notice, by repayment in full in cash of the Senior Indebtedness with respect to which the Blockage Notice was given, or because the default giving rise to the Payment Blockage Period is no longer continuing. Unless the holders of such Senior Indebtedness shall have accelerated the maturity thereof, the Company may resume payments on the Subordinated Debt Securities after the expiration of the Payment Blockage Period. Not more than one Blockage Notice may be given in any period of 360 consecutive days unless the first

Blockage Notice within such 360-day period is given by or on behalf of holders of Designated Senior Indebtedness other than the Bank Indebtedness, in which case the representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any period of 360 consecutive days. After all Senior Indebtedness is paid in full and until the Subordinated Debt Securities are paid in full, Holders of the Subordinated Debt Securities shall be subrogated to the rights of Holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

     All payments by the Guarantor pursuant to any Guarantees of Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Guarantor.

     By reason of such subordination, in the event of insolvency, creditors of the Company or the Guarantor who are Holders of Senior Indebtedness, as well as certain general creditors of the Company or the Guarantor, may recover more, ratably, than the Holders of the Subordinated Debt Securities.

EVENTS OF DEFAULT AND REMEDIES

     The following events are defined in the Indenture as 'Events of Default' with respect to a series of Debt Securities:

          (a) Default in the payment of any installment of interest on any Debt Securities of that series as and when the same shall become due and payable (whether or not, in the case of Subordinated Debt Securities, such payment shall be prohibited by reason of the subordination provision described above) and continuance of such default for a period of 30 days;

          (b) Default in the payment of principal or premium with respect to any Debt Securities of that series as and when the same become due and payable, whether at maturity, upon redemption, by declaration, upon required repurchase, or otherwise (whether or not, in the case of Subordinated Debt Securities, such payment shall be prohibited by reason of the subordination provision described above);

          (c) Default in the payment of any sinking fund payment with respect to any Debt Securities of that series as and when the same shall become due and payable;

          (d) Failure on the part of the Company or the Guarantor to comply with the provisions of the Indenture relating to consolidations, mergers and sales of assets;

          (e) Failure on the part of the Company or the Guarantor duly to observe or perform any other of the covenants or agreements on the part of the Company or the Guarantor in the Debt Securities of that series, in any resolution of the Board of Directors of the Company authorizing the issuance of that series of Debt Securities, in the Indenture with respect to such series, or in any supplemental Indenture with respect to such series (other than a covenant or agreement a default in the performance of which is otherwise specifically dealt with) continuing for a period of 60 days after the date on which written notice specifying such failure and requiring the Company or the Guarantor to remedy the same shall have been given to the Company or the Guarantor by the Trustee or to the Company or the Guarantor and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities of that series at the time outstanding;

          (f) Indebtedness of the Guarantor or any Subsidiary of the Guarantor is not paid within any applicable grace period after final maturity or is accelerated by the Holders thereof because of a default, the total amount of such indebtedness unpaid or accelerated exceeds $100 million or the United States dollar equivalent thereof at the time, and such default remains uncured or such acceleration is not rescinded for 10 days after the date on which written notice specifying such failure and requiring the Guarantor to remedy the same shall have been given to the Guarantor by the Trustee or to the Guarantor and the Trustee by the Holders of at least 25% in aggregate principal amount of the Debt Securities of that series at the time outstanding;

          (g) The Company or the Guarantor or any of its Restricted Subsidiaries shall (1) voluntarily commence any proceeding or file any petition seeking relief under the United States Bankruptcy Code or other federal or state bankruptcy, insolvency, or similar law, (2) consent to the institution of, or fail to controvert within the time and in the manner prescribed by law, any such proceeding or the filing of any such petition, (3) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, or similar official for the Company or the Guarantor or any such Restricted Subsidiary or for a substantial part of its property, (4) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) make a general assignment for the benefit of creditors, (6) admit in writing its inability or fail generally to pay its debts as they become due, (7) take corporate action for the purpose of effecting any of the foregoing, or (8) take any comparable action under any foreign laws relating to insolvency;

          (h) The entry of an order or decree by a court having competent jurisdiction for (1) relief with respect to the Company or the Guarantor or any of its Restricted Subsidiaries or a substantial part of any of their property under the United States Bankruptcy Code or any other federal or state bankruptcy, insolvency, or similar law, (2) the appointment of a receiver, trustee, custodian, sequestrator, or similar official for the Company or the Guarantor or any such Restricted Subsidiary or for a substantial part of any of their property (except any decree or order appointing such official of any Restricted Subsidiary pursuant to a plan under which the assets and operations of such Restricted Subsidiary are transferred to or combined with another Restricted Subsidiary of the Guarantor or to the Guarantor), or (3) the winding-up or liquidation of the Company or the Guarantor or any such Restricted Subsidiary (except any decree or order approving or ordering the winding-up or liquidation of the affairs of a Restricted Subsidiary pursuant to a plan under which the assets and operations of such Restricted Subsidiary are transferred to or combined with another Restricted Subsidiary or Subsidiaries of the Guarantor or to the Guarantor), and such order or decree shall continue unstayed and in effect for 60 consecutive days, or any similar relief is granted under any foreign laws and the order or decree stays in effect for 60 consecutive days; or

          (i) Any other Event of Default provided under the terms of the Debt Securities of that series.

     An Event of Default with respect to one series of Debt Securities is not necessarily an Event of Default for another series.

     If an Event of Default occurs and is continuing with respect to any series of Debt Securities, unless the principal and interest with respect to all the Debt Securities of such series shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding may declare the principal of (or, if Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in such series) and interest on all the Debt Securities of such series due and payable immediately.

     If an Event of Default occurs and is continuing, the Trustee shall be entitled and empowered to institute any action or proceeding for the collection of the sums so due and unpaid or to enforce the performance of any provision of the Debt Securities of the affected series or the Indenture, to prosecute any such action or proceeding to judgment or final decree, and to enforce any such judgment or final decree against the Company or any other obligor on the Debt Securities of such series. In addition, if there shall be pending proceedings for the bankruptcy or reorganization of the Company or any other obligor on the Debt Securities, or if a receiver, trustee, or similar official shall have been appointed for its property, the Trustee shall be entitled and empowered to file and prove a claim for the whole amount of principal, premium and interest (or, in the case of Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in the terms of such series) owing and unpaid with respect to the Debt Securities. No Holder of any Debt Securities of any series shall have any right to institute any action or proceeding upon or under or with respect to the Indenture, for the appointment of a receiver or trustee, or for any other remedy, unless (a) such Holder previously shall have given to the Trustee written notice of an Event of Default with respect to Debt Securities of that series and of the continuance thereof, (b)

the Holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of that series shall have made written request to the Trustee to institute such action or proceeding with respect to such Event of Default and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and (c) the Trustee, for 60 days after its receipt of such notice, request, and offer of indemnity shall have failed to institute such action or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to the provisions of the Indenture.

     Prior to the acceleration of the maturity of the Debt Securities of any series, the Holders of a majority in aggregate principal amount of the Debt Securities of that series at the time outstanding may, on behalf of the Holders of all Debt Securities of that series, waive any past default or Event of Default and its consequences for that series, except (a) a default in the payment of the principal, premium, or interest with respect to such Debt Securities or (b) a default with respect to a provision of the Indenture that cannot be amended without the consent of each Holder affected thereby. In case of any such waiver, such default shall cease to exist, any Event of Default arising therefrom shall be deemed to have been cured for all purposes, and the Company, the Trustee and the Holders of the Debt Securities of that series shall be restored to their former positions and rights under the Indenture.

     The Trustee shall, within 90 days after the occurrence of a default known to it with respect to a series of Debt Securities, give to the Holders of the Debt Securities of such series notice of all uncured defaults with respect to such series known to it, unless such defaults shall have been cured or waived before the giving of such notice; provided, however, that except in the case of default in the payment of principal, premium, or interest with respect to the Debt Securities of such series or in the making of any sinking fund payment with respect to the Debt Securities of such series, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of such Debt Securities.

MODIFICATION OF THE INDENTURE

     The Company, the Guarantor and the Trustee may enter into supplemental indentures without the consent of the Holders of Debt Securities issued under the Indenture for one or more of the following purposes:

          (a) To evidence the succession of another person to the Company or the Guarantor pursuant to the provisions of the Indenture relating to consolidations, mergers, and sales of assets and the assumption by such successor of the covenants, agreements, and obligations of the Company or the Guarantor in the Indenture and in the Debt Securities;

          (b) To surrender any right or power conferred upon the Company or the Guarantor by the Indenture, to add to the covenants of the Company or the Guarantor such further covenants, restrictions, conditions, or provisions for the protection of the Holders of all or any series of Debt Securities as the Board of Directors of the Company or the Guarantor shall consider to be for the protection of the Holders of such Debt Securities, and to make the occurrence, or the occurrence and continuance of a default in any of such additional covenants, restrictions, conditions, or provisions, a default or an Event of Default under the Indenture (provided, however, that with respect to any such additional covenant, restriction, condition, or provision, such supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon such default, may limit the remedies available to the Trustee upon such default, or may limit the right of Holders of a majority in aggregate principal amount of any or all series of Debt Securities to waive such default);

          (c) To cure any ambiguity or to correct or supplement any provision contained in the Indenture, in any supplemental indenture, or in any Debt Securities that may be defective or inconsistent with any other provision contained therein, to convey, transfer, assign, mortgage, or pledge any property to or with the Trustee, or to make such other provisions in regard to matters or questions arising under the Indenture as shall not adversely affect the interests of any Holders of Debt Securities of any series;

          (d) To modify or amend the Indenture in such a manner as to permit the qualification of the Indenture or any supplemental Indenture under the Trust Indenture Act as then in effect;

          (e) To add or change any of the provisions of the Indenture to change or eliminate any restriction on the payment of principal or premium with respect to Debt Securities so long as any such action does not adversely affect the interest of the Holders of Debt Securities in any material respect or permit or facilitate the issuance of Debt Securities of any series in uncertificated form;

          (f) To comply with the provisions of the Indenture relating to consolidations, mergers, and sales of assets;

          (g) In the case of Subordinated Debt Securities, to make any change in the provisions of the Indenture relating to subordination that would limit or terminate the benefits available to any Holder of Senior Indebtedness under such provisions (but only if such Holder of Senior Indebtedness consents to such change);

          (h) To add additional Guarantees with respect to the Debt Securities or to secure the Debt Securities;

          (i) To make any change that does not adversely affect the rights of any Holder;

          (j) To add to, change, or eliminate any of the provisions of the Indenture with respect to one or more series of Debt Securities, so long as any such addition, change, or elimination not otherwise permitted under the Indenture shall (1) neither apply to any Debt Securities of any series created prior to the execution of such supplemental Indenture and entitled to the benefit of such provision nor modify the rights of the Holders of any such Debt Security with respect to such provision or (2) become effective only when there is no such Debt Security outstanding;

          (k) To evidence and provide for the acceptance of appointment by a successor or separate Trustee with respect to the Debt Securities of one or more series and add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the Indenture by more than one Trustee; and

          (l) To establish the form or terms of Debt Securities of any series, as described under 'Description of Debt Securities--General' above.

     With the consent of the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected thereby, the Company, the Guarantor and the Trustee may from time to time and at any time enter into a supplemental Indenture for the purpose of adding any provisions to, changing in any manner, or eliminating any of the provisions of the Indenture or of any supplemental Indenture or modifying in any manner the rights of the Holder of the Debt Securities of such series; provided, however, that without the consent of the Holders of each Debt Security so affected, no such supplemental Indenture shall (a) reduce the percentage in principal amount of Debt Securities of any series whose Holders must consent to an amendment, (b) reduce the rate of or extend the time for payment of interest on any Debt Security, (c) reduce the principal of or extend the stated maturity of any Debt Security, (d) reduce the premium payable upon the redemption of any Debt Security or change the time at which any Debt Security may or shall be redeemed, (e) make any Debt Security payable in a currency other than that stated in the Debt Security, (f) in the case of any Subordinated Debt Security, make any change in the provisions of the Indenture relating to subordination that adversely affects the rights of any Holder under such provisions, (g) release any security that may have been granted with respect to the Debt Securities, or (h) make any change in the provisions of the Indenture relating to waivers of defaults or amendments that require unanimous consent.

CERTAIN COVENANTS

     Limitation on Liens. The Guarantor may not, and may not permit any of its Subsidiaries to, directly or indirectly, create or permit to exist any Lien on any Principal Property, whether owned on the date of issuance of the Debt Securities or thereafter acquired, securing any obligation unless the Guarantor contemporaneously secures the Debt Securities equally and ratably with (or prior to) such obligation. The preceding sentence will not require the Guarantor to secure the Debt Securities if the Lien consists of the following: (i) Permitted Liens; or (ii) Liens securing Indebtedness if, after giving pro forma effect to the Incurrence of such Indebtedness (and the receipt and application of the proceeds thereof) or the securing of outstanding Indebtedness, all Indebtedness of the Guarantor and its Subsidiaries secured by Liens on Principal Property (other than Permitted Liens), at the time of determination does not exceed 10% of the total consolidated stockholders' equity of the Guarantor as shown on the audited consolidated balance sheet contained in the latest annual report to stockholders of the Guarantor.

     Ownership of the Company. The Indenture contains a covenant that, so long as any of the Debt Securities are outstanding and subject to certain rights described below under 'Consolidation or Merger,' the Guarantor will continue to own, directly or indirectly, all of the outstanding voting shares of the Company.

     Certain Definitions. The following definitions, among others, are used in the Indenture. Many of the definitions of terms used in the Indenture have been negotiated specifically for the purposes of inclusion in the Indenture and may not be consistent with the manner in which such terms are defined in other contexts. Prospective purchasers of Debt Securities are encouraged to read each of the following definitions carefully and to consider such definitions in the context in which they are used in the Indenture. Capitalized terms used herein but not defined have the meanings assigned thereto in the Indenture.

     'Capitalized Lease Obligation' means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     'Currency Exchange Protection Agreement' means, in respect of any Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

     'Disqualified Stock' of a Person means Redeemable Stock of such Person as to which the maturity, mandatory redemption, conversion or exchange or redemption at the option of the holder thereof occurs, or may occur, on or prior to the first anniversary of the Stated Maturity of the Debt Securities.

     'GAAP' means generally accepted accounting principles in the United States as in effect as of the date on which the Debt Securities of the applicable series are issued, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP consistently applied.

     'Government Contract Lien' means any Lien required by any contract, statute, regulation or order in order to permit the Company or any of its Subsidiaries to perform any contract or subcontract made by it with or at the request of the United States or any State thereof or any department, agency or instrumentality of either or to secure partial, progress, advance or other payments by the Company or any of its Subsidiaries to the United States or any State thereof or any department agency or instrumentality of either pursuant to the provisions of any contract, statute, regulation or order.

     'Hedging Obligations' of any Person means the obligations of such Person pursuant to any Interest Rate Protection Agreement, Currency Exchange Protection Agreement or Commodity Price Protection Agreement or other similar agreement.

     'Indebtedness' means, with respect to any Person on any date of determination (without duplication),

          (i)   the principal of Indebtedness of such Person for borrowed money;

          (ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (iii) all Capitalized Lease Obligations of such Person;

          (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables);

          (v) all obligations of such Person in respect of letters of credit, banker's acceptances or other similar instruments or credit transactions (including reimbursement obligations with respect thereto), other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iv) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit;

          (vi) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (but excluding, in each case, any accrued dividends);

          (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons; and

          (viii) all Indebtedness of other Persons to the extent Guaranteed by such Person.

For purposes of this definition, the maximum fixed redemption, repayment or repurchase price of any Disqualified Stock or Preferred Stock that does not have a fixed redemption, repayment or repurchase price shall be calculated in accordance with the terms of such Stock as if such Stock were redeemed, repaid or repurchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture; provided, however, that if such Stock is not then permitted to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Stock as reflected in the most recent financial statements of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     'Interest Rate Protection Agreement' means, in respect of any Person, any interest rate swap agreement, interest rate option agreement, interest rate cap agreement, interest rate collar agreement, interest rate floor agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates.

     'Lien' means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     'Net Amount of Rent' as to any lease for any period means the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as payable under such lease subsequent to the first date upon which it may be so terminated.

     'Permitted Liens' means, with respect to any Person, (a) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws, social security laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or bonds to secure performance, surety or appeal bonds to which such Person is a party or which are otherwise required of such Person, or deposits as security for contested taxes or import duties or for the payment of rent or other obligations of like nature, in each case incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's, laborers', materialmen's, landlords', vendors', workmen's, operators', factors and mechanics liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings; (c) Liens for taxes, assessments and other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings; (d) survey exceptions, encumbrances, easements or reservations of or with respect to, or rights of others for or with respect to, licenses, rights-of-way, sewers, electric and other utility lines and usages, telegraph and telephone lines, pipelines, surface use, operation of equipment, permits, servitudes and other similar matters, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (e) Liens existing on or provided for under the terms of agreements existing on the Issue Date (including, without limitation, under the Credit Agreement); (f) Liens on property at the time the Company or any of its Subsidiaries acquired the property or the entity owning such property, including any acquisition by means of a merger or consolidation with or into the Guarantor; provided, however, that any such Lien may not extend to any other property owned by the Guarantor or any of its Subsidiaries; (g) Liens on any Principal Property, or any shares of stock or Indebtedness of any Subsidiary, acquired (including by way of merger or consolidation) after the date of the Indenture by the Company or any Subsidiary which are created contemporaneously with such acquisition, or within 24 months thereafter, to secure or provide for the payment or financing of any part of the purchase price thereof; (h) Liens on any property of CompuServe Corporation or any of its Subsidiaries, including any shares of stock or Indebtedness of any such Subsidiaries; (i) Liens arising in connection with the securitization of any mortgage loans owned by the Company or any of its Subsidiaries; (j) Liens arising in connection with the sale of any credit card receivables owned by the Company or any of its Subsidiaries; (k) Liens securing a Hedging Obligation so long as such Hedging Obligation is of the type customarily entered into for the purpose of limiting risk; (l) Purchase Money Liens; (m) Liens securing only Indebtedness of a Subsidiary of the Guarantor to the Guarantor or one or more wholly owned Subsidiaries of the Guarantor; (n) Liens on any property to secure Indebtedness Incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or Indebtedness issued or Guaranteed by the United States, any state or any department, agency or instrumentality thereof;
(o) Government Contract Liens; (p) Liens securing Indebtedness of joint ventures in which the Guarantor or a Subsidiary has an interest to the extent such Liens are on property or assets of, such joint ventures; (q) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Guarantor or any of its Subsidiaries; (r) legal or equitable encumbrances deemed to exist by reason of negative pledges or the existence of any litigation or other legal proceeding and any related lis pendens filing (excluding any attachment prior to judgment lien or attachment lien in aid of execution on a judgment); (s) any attachment Lien being contested in good faith and by proceedings promptly initiated and diligently conducted, unless the attachment giving rise thereto will not, within 60 days after the entry thereof, have been discharged or fully bonded or will not have been discharged within 60 days after the termination of any such bond; (t) any judgment Lien, unless the judgment it secures will not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or will not have been discharged within 60 days after the expiration of any such stay; (u) Liens to banks arising from the issuance of letters of credit issued by such banks ('issuing banks') on the following: (i) any and all shipping documents, warehouse receipts, policies or certificates of insurance and other document accompanying or relative to drafts drawn under any credit, and any draft drawn thereunder (whether or not such documents, goods or other property be released to or upon the order of the Guarantor or any Subsidiary under a security agreement or trust or bailee receipt or otherwise), and the proceeds of each and all of the foregoing; (ii) the balance of every deposit account, now or at the time hereafter existing, of the Guarantor or any Subsidiary with the issuing banks, and any other claims of the Guarantor or any Subsidiary against the issuing banks; and all property claims and demands and all rights and interests therein of the Guarantor or any Subsidiary and all evidences thereof and all proceeds thereof which have been or at any time will be delivered to or otherwise come into any issuing bank's possession, custody or control, or into the possession, custody or control of any bailee for the issuing bank or of any of its agents or correspondents for the account of the issuing bank, for any purpose, whether or not the express purpose of being used by the issuing bank as collateral security or for the safekeeping or for any other of different purpose, the issuing bank being deemed to have possession or control of all of such property actually in transit to or from or set apart for the issuing bank, any bailee for the issuing bank or any of its correspondents acting in its behalf, it being understood that the receipt at any time by the issuing bank, or any of its bailees, agents or correspondents, of other security, of whatever nature, including cash, will not be deemed a waiver of any of the issuing bank's rights or power hereunder; (iii) all property shipped under or pursuant to or in connection with any credit or drafts drawn thereunder or in any way related thereto, and all proceeds thereof;
(iv) all additions to and substitutions for any of the property enumerated above in this subsection; (v) rights of a common owner of any interest in property held by such Person; (w) any defects, irregularities or deficiencies in title to easements, rights-of-way or other properties which do not in the aggregate materially adversely affect the value of such properties or materially impair their use in the operation of the business of such Person; and (x) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements), as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (e) through (p); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of
(A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (e) through (l) at the time the original Lien became a Permitted Lien under this Indenture and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

     'Person' means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     'Principal Property' means, as of any date of determination, any property or assets owned by the Company or any Subsidiary other than any property which, in the good faith opinion of the Board of Directors of the Company, is not of material importance to the business conducted by the Company and its Subsidiaries taken as a whole.

     'Purchase Money Lien' means a Lien on property securing Indebtedness Incurred by the Guarantor or any of its Subsidiaries to provide funds for all or any portion of the cost of acquiring, constructing, altering, expanding, improving or repairing such property or assets used in connection with such property.

     'Redeemable Stock' means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible of for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness (other than Preferred Stock) or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part.

     'Subsidiary' of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person,
(ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

CONSOLIDATION, MERGER, AND SALE OF ASSETS

     Neither the Guarantor nor the Company may consolidate with or merge with or into any person, or convey, transfer, or lease all or substantially all of its assets, unless the following conditions have been satisfied:

          (a) Either (1) the Guarantor shall be the continuing person in the case of a merger or (2) the resulting, surviving, or transferee person, if other than the Guarantor (the 'Successor Company'), shall be a corporation organized and existing under the laws of the United States, any State, or the District of Columbia and shall expressly assume all of the obligations of the Company and the Guarantor under the Debt Securities and the Indenture;

          (b) Immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any subsidiary of the Guarantor as a result of such transaction as having been incurred by the Successor Company or such subsidiary at the time of such transaction), no Default or Event of Default would occur or be continuing; and

          (c) The Guarantor shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, or transfer complies with the Indenture.

A disposition by the Guarantor of its ownership interest in CompuServe Corporation shall not be deemed a transfer or conveyance of substantially all of the Company's assets.

SATISFACTION AND DISCHARGE OF THE INDENTURE; DEFEASANCE


     The Indenture shall generally cease to be of any further effect with respect to a series of Debt Securities if (a) the Company has delivered to the Trustee for cancellation all Debt Securities of such series (with certain limited exceptions) or (b) all Debt Securities of such series not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and the Company shall have deposited with the Trustee as trust funds the entire amount in the currency in which the Debt Securities are denominated sufficient to pay at maturity or upon redemption all such Debt Securities (and if, in either case, the Company shall also pay or cause to be paid all other sums payable under the Indenture by the Company).

     In addition, the Company shall have a 'legal defeasance option' (pursuant to which it may terminate, with respect to the Debt Securities of the particular series, all of its obligations under such Debt Securities and the Indenture with respect to such Debt Securities) and 'covenant defeasance option' (pursuant to which it may terminate, with respect to the Debt Securities of a particular series, its obligations with respect to such Debt Securities under certain specified covenants contained in the Indenture). If the Company exercises its legal defeasance option with respect to a series of Debt Securities, payment of such Debt Securities may not be accelerated because of an Event of Default If the Company exercises its covenant defeasance option with respect to a series of Debt Securities, payment of such Debt Securities may not be accelerated because of an Event of Default related to the specified covenants.

     The Company may exercise its legal defeasance option or its covenant defeasance option with respect to the Debt Securities of a series only if (a) the Company irrevocably deposits in trust with the Trustee cash or U.S. Government Obligations (as defined in the Indenture) for the payment of principal, premium, and interest with respect to such Debt Securities to maturity or redemption, as the case may be, (b) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payment of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium, and interest when due with respect to all the Debt Securities of such series to maturity or redemption, as the case may be, (c) 91 days after the deposit is made and during the 91-day period no default described in clause (g) or (h) under 'Description of Debt Securities Events of Default and Remedies' above with respect to the Company or the Guarantor occurs that is continuing at the end of such period, (d) no Default has occurred and is continuing on the date of such deposit and after giving effect thereto, (e) the deposit does not constitute a default under any other agreement binding on the Company or the Guarantor, and, in the case of Subordinated Debt Securities, is not prohibited by the provisions of the Indenture relating to subordination, (f) the Company delivers to the Trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, (g) the Company shall have delivered to the Trustee an opinion of counsel addressing certain federal income tax matters relating to the defeasance, and (h) the Company delivers to the Trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the Debt Securities of such series as contemplated by the Indenture have been complied with.

     The Trustee shall hold in trust cash or U.S. Government Obligations deposited with it as described above and shall apply the deposited cash and the proceeds from deposited U.S. Government Obligations to the payment of principal, premium, and interest with respect to the Debt Securities of the defeased series. In the case of Subordinated Debt Securities, the money and U.S. Government Obligations so held in trust will not be subject to the subordination provisions of the Indenture.

THE TRUSTEE

     The Company may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business and the Trustee may own Debt Securities.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities in or outside the United States through underwriters, through or to dealers, directly to one or more purchasers, or through agents. Each Prospectus Supplement with respect to the Debt Securities offered hereby will set forth the terms of the offering of applicable Debt Securities, including the name or names of any underwriters, dealers or agents, the purchase price of the Debt Securities and the proceeds to the Company from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions allowed or re-allowed or paid to dealers and any securities exchanges on which the Debt Securities may be listed.

     If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Debt Securities will be named in the Prospectus Supplement relating to such offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters or agents to purchase the Debt Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the Debt Securities if any are purchased. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

     If dealers are used in the sale of Debt Securities with respect to which this Prospectus is delivered, the Company will sell such Debt Securities to the dealers as principals. The dealers may then resell such Debt Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time at fixed prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the Debt Securities with respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     In connection with the sale of the Debt Securities, underwriters or agents may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters, agents and dealers participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of the Debt Securities by them may be deemed to be underwriting discounts or commissions under the Securities Act.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters, or dealers to solicit offers from certain types of institutions to purchase Debt Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in such Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Agents, dealers, and underwriters may be entitled under agreements entered into with the Company and Block to indemnification by the Company and Block against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Agents, dealers, and underwriters may be customers of, engage in transactions with, or perform services for the Company and Block in the ordinary course of business.

     The Debt Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Debt Securities.


                        GLOBAL CLEARANCE, SETTLEMENT AND
                          TAX DOCUMENTATION PROCEDURE

     When so provided in the Prospectus Supplement, investors in the Global Securities representing any of the Securities issued hereunder may hold a beneficial interest in such Global Securities through DTC, CEDEL or Euroclear (as defined below) or through participants. The Global Securities may be traded as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle as set forth in the applicable Prospectus Supplement.

     Cedel S.A. ('CEDEL') is incorporated under the laws of Luxembourg as a professional depository. CEDEL holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between CEDEL participants through electronic book-entry changes in accounts of CEDEL participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in CEDEL in any of 28 currencies, including United States dollars. CEDEL provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. CEDEL interfaces with domestic markets in several countries. As a professional depository, CEDEL is subject to regulation by the Luxembourg Monetary Institute. CEDEL participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to CEDEL is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a CEDEL participant, either directly or indirectly.

     The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 32 currencies, including United States dollars. The Euroclear System includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC. The Euroclear System is operated by Morgan Guaranty Trust Company of New York, Brussels, Belgium office (the 'Euroclear Operator' or 'Euroclear'), under contract with Euroclear Clearance System S.C., a Belgian cooperative corporation (the 'Cooperative'). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

     The Euroclear Operator is the Belgian branch of Morgan Guaranty Trust

Company of New York ('Morgan') which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Federal Reserve Board and the New York State Banking Department, as well as the Belgian Banking Commission.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the 'Terms and Conditions'). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

     Principal, premium, if any, and interest payments with respect to Securities held through CEDEL or Euroclear will be credited to the cash accounts of CEDEL participants or Euroclear participants in accordance with the relevant system's rules and procedures, to the extent received by its depositary. Such distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations as described below. The CEDEL or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the relevant Indenture on behalf of a CEDEL participant or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary's ability to effect such actions on its behalf through the depositary.

INITIAL SETTLEMENT

     All Global Securities will be registered in the name of Cede & Co. as nominee of DTC. Investors' interests in the Global Securities will be represented through financial institutions acting on their behalf as direct and indirect participants in the depository. As a result, CEDEL and Euroclear will hold positions on behalf of their participants through their respective depositories, Citibank and Morgan, which in turn will hold such positions in accounts as participants of DTC.

     Global Securities held through DTC will follow the settlement practices described above. Investor securities custody accounts will be credited with their holdings against payment on the settlement date. Global Securities held through CEDEL or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no 'lock-up' or restricted period. Global Securities will be credited to the securities custody accounts on the settlement date against payment.

SECONDARY MARKET TRADING


     Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

     Trading between DTC Participants. Secondary market trading between DTC participants will be settled using the procedures described above. See 'Description of Debt Securities--Book-Entry Debt Securities.'

     Trading between CEDEL and/or Euroclear Participants. Secondary market trading between CEDEL participants and/or Euroclear participants will be settled using the procedures applicable to conventional eurobonds.

     Trading between DTC Seller and CEDEL or Euroclear Purchaser. When beneficial interests in the Global Securities are to be transferred from the account of a DTC participant to the account of a CEDEL participant or a Euroclear participant, the purchaser will send instructions to CEDEL or Euroclear through a participant at least one business day prior to settlement. CEDEL or Euroclear will instruct Citibank or Morgan, respectively, as the case may be, to receive a beneficial interest in the Global Securities against payment. Unless otherwise set forth in the Prospectus Supplement, payment will include interest accrued on the beneficial interest in the Global Securities so transferred from and including the last coupon payment date to and excluding the settlement date, on the basis on which interest is calculated on the Debt Securities. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by Citibank or Morgan to the DTC participant's account against delivery of the beneficial interest in the Global Securities. After settlement has been completed, the beneficial interest in the Global Securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the CEDEL or Euroclear participant's account. The securities credit will appear the next day (European time) and the cash debit will be back-valued to, and the interest on the beneficial interest in Global Securities will accrue from, the value date (which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (that is, the trade fails), the CEDEL or Euroclear cash debit will be valued instead as of the actual settlement date.

     CEDEL participants and Euroclear participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within CEDEL or Euroclear. Under this approach, they may take on credit exposure to CEDEL, or Euroclear until the Global Securities are credited to their accounts one day later.

     As an alternative, if CEDEL or Euroclear has extended a line of credit to them, participants can elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, CEDEL participants or Euroclear participants purchasing beneficial interest in Global Securities would incur overdraft charges for one day, assuming they cleared the overdraft when the beneficial interests in the Global Securities were credited to their accounts. However, interest on the beneficial interests in the Global Securities would accrue from the value date. Therefore, in many cases the investment income on the Global Securities earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each participant's particular cost of funds.

     Since the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending a beneficial interest in Global Securities to Citibank or Morgan for the benefit of CEDEL participants or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant a cross-market transaction will settle no differently than a trade between two DTC participants.

     Trading between CEDEL or Euroclear Seller and DTC Purchaser. Due to time zone differences in their favor, CEDEL and Euroclear participants may employ their customary procedures to transactions in which the beneficial interest in the Global Securities is to be transferred by the respective clearing system, through Citibank or Morgan, to a DTC participant. The seller will send instructions to CEDEL or Euroclear through a participant at least one business day prior to settlement. In these cases, CEDEL or Euroclear will instruct Citibank or Morgan, as appropriate, to deliver the beneficial interest in the Global Securities to the DTC participant's account against payment. Payment will include interest accrued on the beneficial interests in the Global Securities from and including the last coupon payment date to and excluding the settlement date on the basis on which interest is calculated on the Global Securities. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. The payment will then be reflected in the account of the CEDEL or Euroclear participant the following day, and receipt of the cash proceeds in the CEDEL or Euroclear participant's account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York). Should the CEDEL or Euroclear participant have a line of credit with its respective clearing system and elect to be in debit in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (that is, the trade fails), receipt of the cash proceeds in the CEDEL or Euroclear participant's account would instead be valued as of the actual settlement date.

     Finally, day traders that use CEDEL or Euroclear and that purchase beneficial interests in Global Securities from DTC participants for credit to CEDEL participants or Euroclear participants should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:


          (1) borrowing through CEDEL or Euroclear for one day (until the purchase side of the day trade is reflected in their CEDEL or Euroclear accounts) in accordance with the clearing system's customary procedures;

          (2) borrowing beneficial interests in the Global Securities in the U.S. from a DTC participant no later than one day prior to settlement, which would give beneficial interests in the Global Securities sufficient time to be reflected in the appropriate CEDEL or Euroclear account in order to settle the sale side of the trade; or

          (3) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the CEDEL participant or Euroclear participant.

     Although the DTC, CEDEL and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in Global Securities among participants of the DTC, CEDEL and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

CERTAIN U.S. FEDERAL INCOME TAX DOCUMENTATION REQUIREMENTS

     A beneficial owner of Global Securities holding securities, directly or indirectly, through CEDEL or Euroclear (or through DTC if the holder has an address outside the U.S.) will be subject to the 30% U.S. withholding tax that generally applies to payments of interest (including original issue discount) on registered debt issued by U.S. persons, unless (i) each clearing system, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business in the chain of intermediaries between such beneficial owner and the U.S. entity required to withhold tax complies with applicable certification requirements, and (ii) such beneficial owner takes one of the following steps to obtain an exemption or reduced tax rate:

          Exemption for non-U.S. persons (Form W-8). Non-U.S. persons that are beneficial owners (other than a beneficial owner that owns actually or constructively 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or a controlled foreign corporation that is related to the Company through stock ownership) can obtain a complete exemption from the withholding tax by filing a properly completed Form W-8 (Certificate of Foreign Status).

          Exemption for non-U.S. persons with effectively connected income (Form
     4224). A non-U.S. person, including a non-U.S. corporation or bank with a U.S. branch, that is a beneficial owner and for which the interest income is effectively connected with its conduct of a trade or business in the United States, can obtain an exemption from the withholding tax by filing a properly completed Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States).

          Exemption or reduced rate for non-U.S. persons resident in treaty countries (Form 1001). Non-U.S. persons that are beneficial owners that are entitled to the benefits of an income tax treaty with the United States can obtain an exemption or reduced tax rate (depending on the treaty terms) by filing a properly completed Form 1001 (Ownership, Exemption or Reduced Rate Certificate). If the treaty provides only for a reduced rate, withholding tax will be imposed at that rate unless the filer alternatively files Form W-8. Form 1001 may be filed by the beneficial owner or the beneficial owner's agent.

          Exemption for U.S. Persons (Form W-9). U.S. persons can obtain a complete exemption from the withholding tax by filing a properly completed Form W-9 (Request for Taxpayer Identification Number and Certification).

U.S. FEDERAL INCOME TAX REPORTING, PROCEDURE

     The beneficial owner of the Global Security or, in the case of a Form 1001 or a Form 4224 filer, his agent, files by submitting the appropriate form to the entity through whom it directly holds the Global Security. For example, if the beneficial owner is listed directly on the books of Euroclear or CEDEL as the holder of the Debt Security, the IRS Form must be provided to Euroclear or CEDEL, as the case may be. Each person through which a Debt Security is held must submit, on behalf of the beneficial owner, the IRS Form (or in certain cases a copy thereof) under applicable procedures to the person through which it holds the Debt Security, until the IRS Form is received by the U.S. person who would otherwise be required to withhold U.S. federal income tax from interest on the Debt Security. For example, in the case of Debt Securities held through Euroclear or CEDEL, the IRS Form (or a copy thereof) must be received by the U.S. depositary of such clearing agency. Applicable procedures include, if a beneficial owner of the Debt Security provides an IRS Form W-8 to a securities clearing organization, bank or other financial institution (a 'financial institution') that holds the Debt Security in the ordinary course of its trade or business on the owner's behalf, that such financial institution certify to the person otherwise required to withhold U.S. federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and that it furnish the payor with a copy thereof.

     As used in this section on tax documentation requirements, the term 'U.S. person' means (i) a citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any State thereof or (iii) an estate or trust the income of which is includable in gross income for U.S. tax purposes, regardless of its source.

     This summary does not deal with all aspects of U.S. income tax and withholding that may be relevant to foreign beneficial owners of the Global Securities, including special categories of foreign investors who may not be eligible for exemptions from U.S. withholding tax. Investors are advised to consult their own tax advisors for specific tax advice concerning their holding and disposing of beneficial interests in the Global Securities. Any additional requirements, if applicable, will be set forth in the Prospectus Supplement.


                                 LEGAL MATTERS

     Certain legal matters in connection with the Debt Securities and the Guarantee will be passed upon for the Company and for the Guarantor by Bryan Cave LLP, Kansas City, Missouri. Certain matters will be passed upon for any underwriters or agents by a firm named in the Prospectus Supplement relating to a particular issue of Debt Securities.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule incorporated in this Prospectus by reference from the Guarantor's Annual Report on Form 10-K/A for the year ended April 30, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Option One Mortgage Corporation as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and for the period March 3, 1995 to December 31, 1995 (Successor period) and from January 1, 1995 to March 2, 1995 (Predecessor period) have been incorporated by reference herein from the Guarantor's Current Report on Form 8-K/A dated July 2, 1997 (filed on August 14, 1997) in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG Peat Marwick LLP covering the financial statements of Option One Mortgage Corporation as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and for the period March 3, 1995 to December 31, 1995 (Successor period) and from January 1, 1995 to March 2, 1995 (Predecessor period) contains an explanatory paragraph that states that effective March 3, 1995, Fleet National Bank, Rhode Island acquired all of the outstanding stock of Option One Mortgage Corporation in a business combination accounted for as a purchase. As a result of the acquisition, the financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable. Effective September 27, 1995, Fleet National Bank, Rhode Island transferred its investment in the Company to one of its wholly owned subsidiaries, Fleet Holding Corporation.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE GUARANTOR OR ANY OF THE UNDERWRITERS. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DO THEY CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
                PROSPECTUS SUPPLEMENT

Pricing Supplement.............................   S-3
Description of the Notes.......................   S-3
Currency Risks.................................   S-19
Certain United States Federal Income Tax
  Considerations...............................   S-22
Plan of Distribution...........................   S-30
Legal Opinions.................................   S-31

                    PROSPECTUS

Available Information..........................     2
Incorporation of Certain Documents by
  Reference....................................     2
Cautionary Statement Regarding
  Forward-Looking Statements...................     3
The Company....................................     3
The Guarantor..................................     5
Use of Proceeds................................     6
Risk Factors...................................     7
Ratio of Earnings to Fixed Charges.............    10
Description of Debt Securities.................    11
Plan of Distribution...........................    26
Global Clearance, Settlement and
  Tax Documentation Procedure..................    27
Legal Matters..................................    31
Experts........................................    31




$750,000,000

BLOCK FINANCIAL
CORPORATION


MEDIUM TERM NOTES


FULLY AND UNCONDITIONALLY
GUARANTEED BY


H&R BLOCK, INC.

                        [LOGO]


SALOMON SMITH BARNEY

MERRILL LYNCH & CO.

MORGAN STANLEY DEAN WITTER


PROSPECTUS SUPPLEMENT

DATED JANUARY 9, 1998